UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

West Pharmaceutical Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

West Pharmaceutical Services, Inc.

Notice of 2017 Annual Meeting

530 Herman O. West Drive
Exton, Pennsylvania 19341

March 22, 2017

The 2017 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at our corporate headquarters on:

Tuesday, May 2, 2017

9:30 AM, local time

530 Herman O. West Drive

Exton, Pennsylvania 19341

The items of business are:

1.	Election of nominees named in the Proxy Statement as directors, each for a term of one year.

2.	Consideration of an advisory vote to approve named executive officer compensation.

3.	Consideration of an advisory vote on the frequency of the executive compensation vote.

4.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2017 Year.

5.	Transaction of other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of West common stock at the close of business on March 7, 2017 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

George L. Miller

Sr. Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting on May 2, 2017

This Notice of Annual Meeting and Proxy Statement (“Notice”) and the 2016 Annual Report (“2016 Annual Report”) are available on our website at:

http://investor.westpharma.com/phoenix.zhtml?c=118197&p=irol-reportsannual

Your Vote is Important

Please vote as promptly as possible electronically via the Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

GENERAL INFORMATION

Proxy Summary

Below is a summary of important information you will find in this Proxy Statement.  This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Summary of Shareholder Voting Matters

Recommended

Proposal 1: Election of Directors		Page 57	✓ FOR
Mark A. Buthman William F. Feehery Eric M. Green Thomas W. Hofmann Paula A. Johnson	Myla P. Lai-Goldman Douglas A. Michels Paolo Pucci John H. Weiland Patrick J. Zenner		Each Nominee

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation		Page 63	✓ FOR

Proposal 3: Advisory Vote on Frequency of the Executive Compensation Vote		Page 64	✓ FOR EVERY ONE YEAR

Proposal 4: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2017 Year		Page 65	✓ FOR

Our Director Nominees

You are being asked to vote on the directors nominated below.  All directors are elected annually by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions.  Detailed information about each director’s background and areas of expertise can be found beginning on page 58.  All directors, except Mr. Green, are independent.

		Director		Current Committee Memberships					Other Current Public
Name	Age	Since	Current Occupation	AC	CC	FC	ITC	NCGC	Boards
Mark A. Buthman	56	2011	Retired EVP & CFO, Kimberly-Clark	C				M	1
William F. Feehery	46	2012	President, Industrial Biosciences, E.I. Du Pont de Nemours and Company	M				C	—
Eric M. Green	47	2015	President & CEO, West Pharmaceutical Services, Inc.						—
Thomas W. Hofmann	65	2007	Retired Sr. VP & CFO, Sunoco, Inc.	M	M	M			—
Paula A. Johnson	57	2005	President, Wellesley College				C		—
Myla P. Lai-Goldman	59	2014	CEO and President of GeneCentric Diagnostics, Inc.			M	M		1
Douglas A. Michels	60	2011	President & CEO, OraSure Technologies, Inc.		C		M		1
Paolo Pucci	55	2016	CEO, ArQule, Inc.	M	M				2
John H. Weiland	61	2007	Vice Chairman, President & Chief Operating Officer, C. R. Bard, Inc.		M	C			1
Patrick J. Zenner	70	2002	Chairman, West; Retired CEO & Pres., Hoffmann-La Roche Inc.					M	1

LEGEND: M — Member; C — Chairperson; AC — Audit Committee; CC — Compensation Committee; ITC — Innovation and Technology Committee; FC — Finance Committee; NCGC — Nominating and Corporate Governance Committee

2017 Annual Meeting and Proxy Statement

2016 Performance and Compensation Highlights

We believe that Mr. Green and the other named executive officers (“NEOs”) performed well in 2016 and that their compensation is appropriate in relation to that performance.  Under their leadership, our Company achieved a total shareholder return (“TSR”) of 42% in 2016 and a cumulative three-year TSR of 77%.  Those returns reflect our growing sales and profitability.  Compared to 2015: net sales grew 9.1% (at constant currency exchange rates), gross margin grew by 0.6 margin points to 33.2%, adjusted operating margin grew 1.2 margin points to 14.8% and adjusted diluted earnings per share (“Adjusted Diluted EPS”) increased 21.3% (at constant currency exchange rates).

(1)         See page 25 of our 2016 Form 10-K Annual Report for discussion of the impact of foreign currency rates on reported net sales.

(2)         Below is a reconciliation of Adjusted Diluted EPS growth at constant currency exchange rates:

	2016	2015
US GAAP Diluted EPS	$1.91	$1.30
Pension settlement charge	—	0.43
Executive retirement and related costs	—	0.09
Restructuring-related charges	0.23	—
Venezuela currency devaluation	0.04	—
Pension curtailment gain	(0.01)	—
Discrete tax charges	0.01	0.01
Adjusted Diluted EPS	$2.18	$1.83
Impact of foreign exchange rates	0.04
Adjusted Diluted EPS at constant currency exchange rates	$2.22	$1.83

(3)         Gross margin and adjusted operating margin are discussed on page 26 and page 29 of our 2016 Form 10-K.

The following table shows the components of 2016 compensation paid to our named executive officers, including total “realizable” pay.  Realizable pay takes a retrospective look at pay and performance.  Realizable pay is the sum of: (1) base salary paid; (2) annual incentive plan amounts actually earned for 2016 performance; (3) the in-the-money value of stock option grants made in 2016; (4) the current accrued estimate for payouts for the Performance Share Unit award made in 2016 (at 91.29% of target); and, (5) the 2016 year end value of any time-vesting restricted stock granted in 2016.  The table is not a substitute for our 2016 Summary Compensation Table set forth on page 41.

2016 Summary Compensation and Realizable Pay

(all amounts in U.S. Dollars)

Name and Current Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	SEC Total	SEC Total Without Change in Pension (1)	Total Realizable Pay
Eric M. Green President & CEO	749,039	—0-	1,026,285	1,000,020	738,575	70,066	64,142	3,648,127	3,578,061	4,970,851
William J. Federici Sr. VP, CFO & Treasurer	517,264	—0-	350,027	350,005	375,244	249,457	21,616	1,863,613	1,614,156	2,111,679
Karen A. Flynn Sr. VP & CCO	439,881	—0-	350,027	350,005	309,960	91,642	27,162	1,568,677	1,477,035	1,969,012
George L. Miller Sr. VP, GC & Corp. Secretary	400,000	—0-	299,989	300,011	247,780	27,468	239,945	1,515,193	1,487,725	1,692,754
Annette F. Favorite Sr. VP & CHRO	300,000	150,000	158,702	150,028	171,540	28,912	181,709	1,140,891	1,111,979	1,144,077

(1)             This column is each officer’s total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.  It shows the impact that change in pension values had on total compensation, as determined under applicable SEC rules, which vary substantially due to actuarial calculations.  The amounts reported in the SEC Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column of the Summary Compensation Table required under SEC rules and are not a substitute for total compensation as described in the 2016 Summary Compensation Table on page 41.

Key 2016 Compensation-Related Actions

•            Reaffirmed compensation philosophy to target our executive compensation at the median (50th percentile) of comparator group companies.

•            Revised our annual incentive plan metrics to more closely align with our market-led enterprise strategy and revised market-led organizational design.

•            Thoroughly reviewed our Talent Market and Business Segment comparator groups to ensure alignment with our renewed enterprise strategic plan, adjusted in the members of the Business Segment group and the selection criteria for the Talent Market group and confirmed the appropriate usage of the two groups.

•            Conducted formal pay-for-performance review of CEO compensation versus peers and realizable pay analysis to assess whether Company performance and CEO realizable pay are aligned over a given period.

•            Evaluated compensation package for new Senior Vice President, Global Operations and Supply Chain and Vice President of Corporate Strategy and Investor Relations.

Other Existing Key Compensation Features

•            Clawback of incentive compensation

•            No “single trigger” feature on parachute payments in change-in-control agreements offered to future executives

•            No-hedging/no-pledging of company stock

•            Independent compensation consultant

•            Share ownership requirements

•            Annual compensation risk assessment

•            Limited perquisites and personal benefits

Auditors

Set forth below is summary information with respect to PwC’s fees for services provided in 2016 and 2015.

Type of Fees	2016	2015

Audit Fees	$1,935,280	$1,869,280
Audit-Related Fees	1,500	25,510
Tax Fees	224,014	315,374
All Other Fees	8,600	5,000
Total	$2,169,394	$2,215,164

General Information About the Meeting

Proxy Solicitation

Our Board of Directors is soliciting your vote on matters that will be presented at our 2017 Annual Meeting of Shareholders and at any adjournment or postponement.  This Proxy Statement contains information on these matters to assist you in voting your shares.

The Notice, the accompanying proxy card or voting instruction card and our 2016 Form 10-K, including our annual report wrapper, are being mailed starting on or about March 22, 2017.

Shareholders Entitled to Vote

All shareholders of record of our common stock, par value $.25 per share, at the close of business on March 7, 2017, are entitled to receive the Notice and to vote their shares at the meeting.

As of that date, 73,326,840 shares of our common stock were outstanding.  Each share is entitled to one vote on each matter properly brought to the meeting.

Voting Methods

You may vote at the Annual Meeting by delivering a proxy card in person or you may cast your vote in any of the following ways:

Mailing your signed proxy card or voting instruction card.	Using the Internet at www.ProxyVote.com.	Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903.

How Your Shares Will Be Voted

In each case, for registered shareholders, your shares will be voted as you instruct.  If you return a signed card, but do not provide voting instructions, your shares will be voted FOR each of the proposals. You may revoke or change your vote any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.  If you hold shares in the Company in “Street name” or through a broker, please refer to “Broker Voting” on the next page.

Plan Participants.  Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the Tech Group Puerto Rico Savings and Retirement Plan have been added to your other holdings on your proxy card.  Your completed proxy card serves as voting instructions to the trustee of those plans.  You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, all as described on the enclosed proxy card.  If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Deadline for Voting.  The deadline for voting by telephone or Internet is 11:59 PM Eastern Time on May 1, 2017.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.  “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Broker Voting

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “Street name.”  The Notice would have been made available to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available to you or by following their instructions for voting on the Internet. A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  Although there is no controlling precedent under Pennsylvania law regarding the treatment of broker non-votes in certain circumstances, we intend to apply the principles outlined in the table below:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 - Election of Directors	The number of shares voted “for” a director must exceed the number of votes cast “against” that director	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 3 - Advisory Vote on Frequency of the Executive Compensation Vote	Plurality of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 4 - Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2017 Year	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions and broker non-votes will have the effect of negative votes	Yes

Quorum

We must have a quorum to conduct business at the 2017 Annual Meeting.  A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote.  For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

Mailings to Multiple Shareholders at the Same Address

We have adopted a procedure called “householding” for making the Proxy Statement and the Annual Report available.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.

We will continue to make a proxy card available to each shareholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, please contact us in writing or by telephone: Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341, (610) 594-3319.

Electronic Availability of Proxy Statement and Annual Report

We are pleased to be distributing our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the SEC.  This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares.

On March 22, 2017, we mailed a “Notice of Internet Availability” to participating shareholders, which contains instructions on how to access the proxy materials on the Internet.

If you would like to receive a printed copy of our proxy materials, we will send you one free of charge.  Instructions for requesting such materials are included in the Notice.

This Proxy Statement and our 2016 Annual Report are available at: http://investor.westpharma.com/phoenix.zhtml?c=118197&p=irol-reportsannual

Proxy Solicitation Costs

We pay the cost of soliciting proxies.  Proxies will be solicited on behalf of the Board by mail, telephone, and other electronic means or in person.  We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, to help with the solicitation for a fee of $8,500, plus reasonable out-of-pocket costs and expenses.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding solicitation materials to shareholders and obtaining their votes.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Board Matters

During 2016, our Board met six times.  Each director attended at least 75% of the Board meetings and the meetings of the Board committees on which he or she served except for Paula Johnson who attended 40% of our Audit Committee meetings, 67% of our ITC Committee meetings and 67% of our Board meetings.  All directors are expected to attend the 2017 Annual Meeting, and all our directors attended the 2016 Annual Meeting.

Our principal governance documents are our Corporate Governance Principles, Board Committee Charters, director qualification standards and Code of Business Conduct.  Aspects of our governance documents are summarized below.  We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success.  The documents are available in the “Investors — Corporate Governance” section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and responsibilities, Board and committee composition, organization and leadership.  During 2016, we significantly updated our Corporate Governance Principles to meet best practices in corporate governance and ensure the Corporate Governance Principles address our current and long-term business needs.  Our revised Corporate Governance Principles address, among other things:

•                  Statements of the Board’s commitment to high ethical standards, principles of fair dealing and high ethical standards;

•                  The requirement to hold separate executive sessions of the independent directors;

•                  The importance of robust executive succession planning and the role of directors in succession planning;

•                  The Board’s policy on setting director compensation and director share-ownership guidelines;

•                  Guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members;

•                  Guidelines on outside board memberships;

•                  Policies on making charitable contributions and prohibition of political contributions;

•                  Policies on access to Management;

•                  Requirements fostering leadership development by senior executives;

•                  Statements of our executive compensation philosophy and our independent auditor standards;

•                  Director orientation and education; and

•                  Self-assessments of Board and Committee performance to determine their effectiveness.

Code of Business Conduct

All our employees, officers and directors are required to comply with our Code of Business Conduct as a condition of employment.  The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, protection and proper use of our property and information and compliance with legal and regulatory requirements.  In 2016, we substantially updated and enhanced our Code of Business Conduct.  The Board has adopted a comprehensive Compliance and Ethics Program and has named Mr. Miller our Compliance Officer.  Our Compliance Officer delivers regular reports on program developments and initiatives to the Audit Committee and the Board.

Board Leadership Structure

The current governance structure of the Board follows:

•                  The offices of Chairman and CEO are separate;

•                  The Board has established and follows robust corporate governance guidelines;

•                  All the members of the Board, other than Mr. Green, are independent;

•                  All Board Committees are composed solely of independent directors;

•                  Our independent directors meet regularly in executive session both at the Board and Board committee levels; and

•                  Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders.

While the offices of Chairman and CEO are currently separate, the Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined.  This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

The Board does not currently have a lead independent director, although the Board believes it may be useful and appropriate to designate a lead independent director if the offices of Chairman and CEO are combined in the future.

We believe the current Board leadership structure is appropriate now because it allows the Chairman to focus on corporate governance and management of the Board priorities and allows the CEO to focus directly on managing our operations and growing the Company.

Chairman of the Board of Directors

The responsibilities of the Chairman include:

•                  Chairing Board meetings, including executive sessions of the independent directors;

•                  Approving agendas and schedules for each Board meeting in consultation with the CEO; and,

•                  Serving as principal liaison between the CEO and the independent directors.

Each independent director may add items to the agenda.  Independent directors meet in regularly scheduled executive sessions and in special executive sessions called by the Chairman.

Committees

The Board has five standing committees:

•            Audit Committee;

•            Compensation Committee;

•            Finance Committee;

•            Innovation and Technology Committee; and,

•            Nominating and Corporate Governance Committee.

The Finance Committee was added in 2016 to review proposals made by Management regarding the optimal capital structure and spending of the Company, analyze, oversee and approve potential opportunities for business combinations, acquisitions, divestitures and similar strategic transactions and to ensure all transactions are in alignment with the Company’s strategic plan.  From time to time, the Board may form ad hoc committees to address specific situations as they may arise.  Each committee consists solely of independent directors.  Each standing committee has a written charter, which is posted in the “Investors—Corporate Governance” section of our website at www.westpharma.com.

You may request a copy of each committee’s charter from our Corporate Secretary.

Audit Committee

Mark A. Buthman (Chair) William F. Feehery Thomas W. Hofmann Paolo Pucci

The Audit Committee assists our Board in its oversight of: (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; and (4) our compliance with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things:

• Reviews and discusses our annual and quarterly financial statements with Management and the independent auditors;

• Manages our relationship with the independent auditors, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming their independence; and

• Oversees Management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

The Board has determined that Mr. Buthman and Mr. Hofmann are each an “Audit Committee financial expert” as defined in SEC regulations. In 2016, the Audit Committee met seven times. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Principles.

Compensation Committee

Douglas A. Michels (Chair) Thomas W. Hofmann Paolo Pucci John H. Weiland

The Compensation Committee develops our overall compensation philosophy, and, either as a committee or together with the other independent directors, determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers and oversees our cash and equity-based incentive compensation plans.

Additional information about the roles and responsibilities of the Compensation Committee can be found under the heading “Compensation Discussion and Analysis.” In 2016, the Compensation Committee met six times. All members of the Compensation Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Finance Committee

John H. Weiland (Chair) Thomas W. Hofmann Myla P. Lai-Goldman

The Finance Committee reviews proposals made by Management and recommends to the full Board optimal capital structure of the Company and adjustments and the way capital is allocated and deployed by the Company. The Finance Committee analyzes and makes recommendations to the full Board with respect to potential opportunities for business combinations, acquisitions, mergers, disposition, divestitures and similar strategic transactions involving the Company. The Finance Committee also ensures all strategic transactions are in alignment with the Company’s strategic business plan and oversees the process of reviewing, negotiating, consummating and/or integrating potential strategic transactions. In 2016, the Finance Committee met three times. All members of the Finance Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Innovation and Technology Committee

Paula A. Johnson (Chair) Myla P. Lai-Goldman Douglas A. Michels

The Innovation and Technology Committee provides guidance to our Board on technical and commercial innovation strategies, reviews emerging technology trends that may affect our business, reviews our major innovation and technological programs and overall patent strategies, and assists our Board in making well-informed choices about investments in new technology. In 2016, the Innovation and Technology Committee met three times.

Nominating and Corporate Governance Committee

William F. Feehery (Chair) Mark A. Buthman Patrick J. Zenner

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members; recommends nominees for director and officer positions; determines the appropriate size and composition of our Board and its committees; monitors a process to assess Board effectiveness; reviews related-party transactions; and considers matters of corporate governance. The Committee also reviews and makes recommendations to the Board regarding compensation for non-employee directors and administers director equity-based compensation plans. In 2016, the Nominating and Corporate Governance Committee met four times. All members of the Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Board Matters

During 2016, our Board and each of its Committees played pivotal roles in helping to develop and approve our corporate strategy.  The major issues debated and decided by the Board during 2016 included:

•            Reviewing our progress on our revised enterprise strategic plan;

•            Establishment of a new Finance Committee to assist with corporate strategy and strategic partnerships;

•            Reviewing the hiring of: (1) a new Senior Vice President of Operations and Global Supply Chain, and (2) a new Vice President of Corporate Strategy and Investor Relations;

•            Reviewing potential targets for mergers and acquisitions and potential licensing opportunities;

•            Continuation of a strategic share buyback program; and

•            Substantial updates to our Corporate Governance Principles and Code of Business Conduct.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight is consistent with our leadership structure, with Management having day-to-day responsibility for assessing and managing our risk exposure and the Board actively overseeing Management of our risks—both at the Board and committee level.

The Board regularly reviews and monitors the risks associated with our financial condition and operations and specifically reviews the enterprise risks associated with our five-year plan.  In particular, the Board reviews our risk portfolio, confirms that Management has established risk-management processes that are functioning effectively and efficiently and are consistent with our corporate strategy, reviews the most significant risks and determines whether Management is responding appropriately.

The Board performs its risk oversight role by using several different levels of review.  Each Board meeting begins with a strategic overview by the CEO that describes the most significant issues, including risks, affecting the Company and includes business updates from each reportable segment.  In addition, the Board reviews in detail the business and operations of each reportable segment quarterly, including the primary risks associated with that segment.

The Board focuses on the overall risks affecting West.  Each committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility.  For example:

•            The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company.

•            The Audit Committee oversees management of financial reporting, compliance and litigation risks as well as the steps Management has taken to monitor and control such exposures.

•            The Finance Committee assesses the risks associated with allocation of our capital, potential acquisitions, divestitures and major business partnerships.

•            The Innovation and Technology Committee reviews risks associated with intellectual property, innovation efforts and our technology strategy.

•            The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest and the effectiveness of the Board.

Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through committee reports.

Director Independence

Our Board has adopted a formal set of categorical director independence determination standards (“Standards”).  The Standards meet or exceed the independence requirements of the NYSE corporate governance listing standards.  Under the Standards, a director must have no material relationship with us other than as a director.  The Standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, members of our senior Management or their affiliates.  The full text of the Standards may be found under the “Investors — Corporate Governance” section on our website at www.westpharma.com.

The Board undertook its annual review of director independence in February 2017.  As a result of this review, the Board did not substantively revise the Standards.  Subsequently, the Board considered whether any relationships described under the Standards between the Company and each individual director existed.  As a result of the review, the Board affirmatively determined that each of its non-employee directors is independent of the Company and its Management team as defined under the Standards.

Executive Sessions of Independent Directors

Our Board also holds regular executive sessions of only independent directors to review the Company’s strategy and Management’s operating plans, the criteria by which our CEO and other senior executives are measured, Management’s performance against those criteria and other related issues and to conduct a self-assessment of its performance.  Last year, our independent directors held six executive sessions.

Director Mandatory Retirement

A non-employee director must retire on the date of the Annual Meeting of Shareholders immediately following his or her 72nd birthday.  An employee director must submit his or her resignation upon the date he or she ceases to be an executive of the Company.

Director Education

The Board believes shareholders are best served by Board members who are well versed in corporate governance principles and other subject matters relevant to board service.  Therefore, all directors are encouraged to attend any director education programs they consider appropriate to stay informed about developments in corporate governance and the markets we serve.  The Company reimburses directors for the reasonable costs of attending director education programs.  To encourage continuing director education, the Board also arranges for a series of annual educational presentations on its calendar.

Share Ownership Goals for Directors and Executive Management

To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in value to at least five times their annual retainer.  All directors meet this requirement or are within the three-year period to obtain the necessary shares.  The Board has also set share ownership goals for senior executive Management, which are described under “Compensation Discussion and Analysis — Other Compensation Policies.”

Communicating with the Board

You may communicate with the Chairman of the Board or the independent directors as a group by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341.  Communications to a particular director should be addressed to that director at the same address.

Our Corporate Secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications are given directly to the Chairman of the Board who decides whether they should be forwarded to a Board committee or to Management for further handling.

Nomination of Director Candidates

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our Articles of Incorporation, our Bylaws and our Corporate Governance Principles.  All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated by the Committee.

The Board and the Nominating and Corporate Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

•      A director is nominated based on his or her professional experience.  A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide value in areas needed for the Board to operate effectively.

•      A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of Management and the ability to work well with others.

•      A director should be willing and able to devote sufficient time to the affairs of the Company and be free of any disabling conflict.

•      All the non-employee directors should be “independent” as outlined in our Standards.

•      A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Company Management and all relevant persons.

•      A director should actively participate in the decision-making process, be willing to make difficult decisions, and demonstrate diligence and faithfulness in attending Board and committee meetings.

•      The Board generally seeks active or former senior executives of public companies, particularly those with international operations, leaders in healthcare or public health fields, with science or technology backgrounds, and individuals with financial expertise.

When reviewing nominees, the Nominating and Corporate Governance Committee considers whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs.  The Nominating and Corporate Governance Committee also values diversity on the Board in the director nominee identification and nomination process.  Our Corporate Governance Principles were revised in 2016 to specifically include a statement of the importance of board diversity to ensure that the director nomination process considers a diverse mix of background, age, gender, sexual orientation, and cultural and ethnic composition.

Accordingly, the Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.  The Committee regularly assesses the effectiveness of this approach as part of its review of the Board’s composition.

To assist it with its evaluation of the director nominees for election at the 2017 Annual Meeting, the Committee considered the factors listed above and used a skills matrix highlighting the experience of our directors in areas such as industry experience, international background, leadership, financial literacy, risk management expertise and independence.

Under the heading “Director Qualifications and Biographies,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes and skills the Committee and the Board believe will best serve the interests of the Board, the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws.  These procedures are described under “Other Information — 2018 Shareholder Proposals or Nominations” in this Proxy Statement.

Related Person Transactions and Procedures

The Board has adopted written policies and procedures relating to the Nominating and Corporate Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations.  A “related person” includes our directors, officers, 5% shareholders and immediate family members of these persons.

Under the policy, the Nominating and Corporate Governance Committee reviews the material facts of all related-person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction.

In approving a transaction, the Committee will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transactions.

The Committee reviews and pre-approves certain types of related person transactions, including certain transactions with companies at which the related person is an employee only, and charitable contributions that would not disqualify a director’s independent status.  The policy and procedures can be found in the “Investors—Corporate Governance — Governance Documents” section of our website, www.westpharma.com.

We have no related person transactions required to be reported under applicable SEC rules.

DIRECTOR COMPENSATION

Director Compensation

2016 Director Compensation

After consulting with Pay Governance LLC, the Board’s independent compensation consultant, the Board approved changes to the compensation structure for our non-employee directors effective January 1, 2016, which was discussed in our 2015 Proxy Statement. This structure increased the restricted stock units granted annually by $30,000 and increased cash compensation to reflect market trends.  The Compensation Committee Chairman fee was increased in recognition of the significant additional duties required of that role.  The compensation structure in effect for all of 2016 is set forth below.

Compensation Item	Amount

Annual Retainers and Chair Fees
Board membership	$80,000
Chairman of the Board	100,000	*
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
All Other Committee Chairs	10,000
Restricted Stock Units	160,000

* Payable in cash or restricted stock, which vests 25% per quarter, as elected annually by the Chairman.

The following table shows the total 2016 compensation of our non-employee directors.

2016 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mark A. Buthman	96,250	160,000	12,847	269,097
William F. Feehery	87,500	160,000	8,889	256,389
Thomas W. Hofmann	77,500	160,000	16,618	254,118
Paula A. Johnson	81,667	160,000	20,788	262,455
Myla P. Lai-Goldman	77,500	160,000	3,363	240,863
Douglas A. Michels	85,833	160,000	-0-	245,833
Paolo Pucci (1)	4,153	105,148	29,771	139,072
John H. Weiland	90,833	160,000	29,771	280,604
Anthony Welters (2)	44,713	-0-	7,688,890	7,733,603
Patrick J. Zenner	128,539	160,000	26,552	315,091

(1) Mr. Pucci commenced service as a director on September 12, 2016 and the annual stock award typically granted in May of each year was pro-rated accordingly.

(2) Mr. Welters retired as a director on May 3, 2016 and received a full distribution of his account under the Director Deferred Compensation Plan.

Fees Earned or Paid in Cash

The amounts in the “Fees Earned or Paid in Cash” column are retainers earned for serving on our Board, its committees and as committee chairs and Chairman, Independent Directors or Chairman, as applicable.  All annual retainers are paid quarterly.  For Mr. Zenner this amount includes his fees for serving as Chairman of the Board.

The amounts are not reduced to reflect elections to defer fees under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).  During 2016, Mr. Buthman, Mr. Michels, Mr. Pucci, Mr. Weiland and Mr. Welters deferred 100% of their cash compensation.  Dr. Lai-Goldman deferred 50% of her fees.

Stock Awards

The amounts in the “Stock Awards” column reflect the grant date fair value of stock-settled restricted stock unit (“RSU”) awards made in 2016.  The grant date fair value is determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.  In 2016, each continuing non-employee director was awarded 2,262 RSUs, with a grant date fair market value of $70.73 per share based on the closing price of our common stock on the award date, May 3, 2016.  Mr. Pucci was given a prorated award upon the commencement of his service on September 12, 2016.  His award was for 1,277 Shares and had a grant date fair value of $105,148.  For a discussion on RSU grant date fair value, refer to Note 12 of the consolidated financial statements in our 2016 Form 10-K.

RSUs are granted on the date of our Annual Meeting (or, as in the case with Mr. Pucci, upon commencement of service) and fully vest on the date of the next Annual Meeting so long as a director remains on the Board as of that date.  Generally, all unvested grants of equity forfeit upon termination.  However, if a director retires during the calendar year that he reaches age 72, the award will vest pro rata on a monthly basis through the date of retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan.  In 2016, all continuing directors (including Mr. Pucci) elected to defer their awards except for Mr. Hofmann and Dr. Johnson.  All awards are distributed as shares of common stock, as described below.  When dividends are paid on common stock, additional shares are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

All Other Compensation

The amounts in the “All Other Compensation” column are the sum of the: (1) Dividend Equivalent Units (“DEUs”) credited to accounts under the Director Deferred Compensation Plan; (2) with respect to Mr. Welters a distribution of $77,444 in cash (for amounts invested in his cash account and residual share value) and 101,604 shares of stock with an average per share value of $74.55 and total value of $7,651,590 from the Director Deferred Compensation Plan due to his retirement in May 2016; and, (3) with respect to Dr. Johnson, Mr. Weiland, Mr. Welters and Dr. Feehery, a charitable contribution of $1,000 each was made under our charitable contribution matching program, which is available to our employees, retirees and directors on a non-discriminatory basis.

Outstanding Director Stock Awards and Stock Options at Year-End 2016

Name	Vested Deferred Stock Awards (#)	Unvested Deferred Stock and RSU Awards (#)	Total Deferred Stock and RSU Awards (#)
Mark A. Buthman	27,552	2,269	29,821
William F. Feehery	18,353	2,269	20,622
Thomas W. Hofmann	32,457	2,269	34,726
Paula A. Johnson	41,213	2,269	43,482
Myla P. Lai-Goldman	6,952	2,269	9,221
Douglas A. Michels	24,301	2,269	26,570
Paolo Pucci	54	1,281	1,335
John H. Weiland	44,944	2,269	47,213
Anthony Welters (1)	-0-	-0-	-0-
Patrick J. Zenner	65,726	2,269	67,995

(1)   As noted above, Mr. Welters received a complete distribution of his account following his termination of service in May 2016.

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates.  Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank.  Stock-unit accounts are credited with DEUs based on the number of stock units credited on the dividend record date.

The value of a director’s account balance is distributed on termination of Board service.  The value of a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock.  Pre-2014 stock units may be distributed in cash in lieu of stock, if a director made an election in 2013.  All post-2013 stock units are only distributable in stock.  Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments.  Separate elections apply to amounts earned and vested before January 1, 2005 and amounts earned and vested after December 31, 2004.  If a director elects the installment option, any cash-account balances during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with DEUs until paid.

Director Deferred Compensation Plan at Year-End 2016

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2016:

Name	Cash-Settled Stock Units Value(1) ($)	Stock-Settled Stock Units Value (1) ($)	Deferred Stock and RSU Value (1) ($)	Total Account Balance ($)
Mark A. Buthman	-0-	660,995	1,865,157	2,526,152
William F. Feehery	-0-	298,771	1,448,218	1,746,989
Thomas W. Hofmann	-0-	-0-	2,941,565	2,941,565
Paula A. Johnson	-0-	620,786	3,062,448	3,683,234
Myla P. Lai-Goldman	-0-	117,914	663,371	781,285

Name	Cash-Settled Stock Units Value(1) ($)	Stock-Settled Stock Units Value (1) ($)	Deferred Stock and RSU Value (1) ($)	Total Account Balance ($)
Douglas A. Michels	532,247	385,613	1,865,157	2,783,017
Paolo Pucci	-0-	4,750	108,498	113,248
John H. Weiland	1,528,816	465,962	3,533,254	5,528,032
Anthony Welters	-0-	-0-	-0-	-0-
Patrick J. Zenner	-0-	1,384,680	3,353,330	4,738,010

(1)         Value is determined by multiplying the number of stock units or shares of deferred stock, as applicable, times $84.83, the fair market value of a share of stock on December 31, 2016.  Stock units relate to deferred compensation that has previously been reported in the “Fees Earned or Paid in Cash” column for the year the compensation was earned.

Executive Compensation

Executive Summary

Our Compensation Philosophy and Goals

We believe that our long-term success is directly related to our ability to attract, motivate and retain highly talented individuals committed to continually improving financial performance, achieving profitable growth on a sustainable basis and enhancing shareholder value.

To that end, our Compensation Committee (all subsequent references to “Committee” in this section are to the Compensation Committee) has developed and implemented a pay-for-performance compensation philosophy that closely aligns our executives’ incentive compensation with Company performance and shareholder interests on a short- and long-term basis without promoting excessive risk.  When we deliver expected performance, our pay should approximate the market median.  Actual compensation, however, varies with our performance.

The Annual Incentive Plan (“AIP”), our annual cash incentive bonus plan, is based primarily on our performance on three financial measures: Adjusted Diluted EPS, Adjusted operating cash flow (“Adjusted OCF”) and adjusted consolidated revenue (“Adjusted Revenue”).  During 2016, we also realigned annual incentive plan targets and our incentive compensation philosophy consistent with our new organizational structure announced in the first quarter and our refined enterprise strategy.  These revised targets will help ensure alignment between business performance and pay.

Adjusted Revenue was added to the targets used previously to provide further incentive to our entire organization to increase our sales and expand our business.  No awards are paid unless performance exceeds the threshold of 85% of the target.  At the 85% level only 50% of the AIP target is paid.

Our long-term incentive awards are aligned with shareholder interests because they deliver value based on the achievement of the three-year compound annual growth rate (“CAGR”) and the return on invested capital (“ROIC”) targets.  The plan also encourages share ownership and helps in the retention of key talent.

As in prior years, we undertook a review to ensure our long-term goals were delivering shareholder value.  That review indicated that our long-term incentive plan payouts are highly-correlated with our TSR over the performance period and that our TSR outpaces our peers and the market as a whole.

A significant portion of the total compensation opportunity for each of our executives, including the NEOs, is directly dependent on the achievement of pre-established corporate goals — more than 75% for our CEO and more than two-thirds for our other NEOs.

EXECUTIVE COMPENSATION

Investor Outreach and 2016 Say-on-Pay Results

At our 2016 Annual Meeting of Shareholders, we held a shareholder “Say-on-Pay” advisory vote to approve the compensation of our NEOs as disclosed in our Proxy Statement.  Shareholders expressed overwhelming support for the compensation of our NEOs, with approximately 99% of the votes (present at the meeting and entitled to vote) cast to approve NEO compensation.

The Committee considered this vote as demonstrating strong support for our compensation programs and continued to apply the same effective principles and philosophies that have been applied in prior years when making compensation decisions for 2016.  These principles and philosophies are highlighted above and described more fully below.

To ensure that the Committee considers shareholder views on compensation matters, we maintain an active shareholder engagement program.  Throughout the year, we meet with our actively-managed, institutional shareholders, which own a majority of our shares.  These shareholders have historically expressed support for our long-term performance goals, including ROIC and CAGR.  The Committee receives regular updates on investor feedback and understands that shareholders remain very focused on the alignment of pay and performance.

2016 Financial Highlights

The Company delivered exceptional financial performance in 2016, achieving record net sales, adjusted operating profit and Adjusted Diluted EPS.  Compared to 2015 net sales increased 9.1% (at constant currency exchange rates), gross margin grew by 0.6 margin points to 33.2%, adjusted operating margin grew 1.2 margin points to 14.8% and Adjusted Diluted EPS increased 21.3% (at constant currency exchange rates).  For additional information please see “Performance and Compensation Highlights” on page 2.

Our shareholders also benefitted as we delivered a three-year and one-year TSR which exceeded the average of the S&P 500 and the Business Segment Group of companies we use for benchmarking our executive compensation.

As discussed in more detail below, our annual incentive plan uses a one-year measurement period and our long-term incentive plan uses three-year metrics.  Despite favorable comparisons to our competitive group and the market in general, due to performance at levels that were less than our ambitious growth targets, we paid out at less than 100% for both plans.   However, long-term incentive plan recipients benefitted from the 77% TSR, including dividend equivalents and a price increase from $47.34 on February 24, 2014, which was the grant date for executives who were employed at the beginning of the period, to $86.93, the price on the payout date, February 14, 2017.  Our NEOs also benefitted from this price appreciation with regard to options awarded on that date (or their employment commencement date, if later).

One-Year Comparative TSR                                                  Three-Year Cumulative TSR

Executive Compensation Elements

Compensation Component	Objectives	Key Features
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market

•    Annual cash compensation that is not at risk

•    Targeted at the 50th percentile of our compensation comparator groups, with variations based on experience, skills and other factors

•    Adjustments considered annually based on level of pay relative to the market, individual and Company performance

Annual Incentive Award

Focuses executives on annual results by rewarding them for achieving key budgeted financial targets

Links executives’ interests with those of shareholders by promoting profitable growth

Helps retain executives by providing market-competitive compensation

•    At-risk cash awards based on Adjusted Diluted EPS, Adjusted Revenue and Adjusted OCF, calculated at budgeted exchange rates and adjusted for unusual or non-recurring items

•    Annual award payouts may vary from 0% to 150% of the targeted award

Long-Term Incentive Award (PSUs and Stock Options)

Aligns executives’ interests with those of shareholders by linking compensation with long-term corporate performance that benefits our shareholders

Retains and provides incentives to executives through multi-year performance share units (“PSUs”) and stock options

Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk taking

•    Performance-based long-term compensation

•    Generally targeted at a level that, when aggregated with AIP and base salary, will provide total direct compensation at the 50th percentile of comparator groups

•    Uses PSUs and stock options to provide rewards for both financial performance and increased stock price

•    PSUs have a three-year performance period; stock options vest in annual increments over a four-year period

•    Shares earned under PSU awards vary from 0% to 200% of targeted award

Retirement Plans and Non-Qualified Deferred Compensation Plan	Attracts and retains executives by providing a level of retirement income and retirement savings in a tax-efficient manner

•    Provides a defined-benefit plan that transitioned to a cash-balance plan formula in 2007, which will be frozen in December 2018 and replaced with a non-elective defined contribution amount in January 2019

•    Executives may elect to defer up to 100% of their annual cash compensation

2016 Performance-Based Bonuses (Cash)

AIP payouts for all officers, including the NEOs, are based on our performance against three principal corporate financial metrics: Adjusted Diluted EPS, Adjusted Revenue and Adjusted OCF.  The target bonus is set as a percentage of base salary, which for the NEOs, ranges from 60% to 100%.  2016 AIP target goals were set by the Committee based on the budget approved by the Board and the Committee’s determination that the targets contained sufficient “stretch.”  This analysis is aided by a retrospective look at our performance compared to our competitors and payout history completed by the Board’s compensation consultant, Pay Governance, annually.

During 2016, we exceeded our target levels, for Adjusted Revenue and Adjusted Diluted EPS achieving 102.3% and 101.8%, respectively compared to target.  We exceeded threshold at 85.3% for Adjusted OCF, but below target level resulting in an overall payout of 95.3% for these corporate metrics for all NEOs except Ms. Flynn who had a 98.4% payout due to different weightings discussed below.  While our EPS performance was similarly favorable in 2016, overall performance was less so due to underperformance on Adjusted OCF.  These results and consequent lesser payouts demonstrate our pay-for-performance philosophy discussed in the “Compensation Discussion and Analysis” below.  A reconciliation of the Adjusted Diluted EPS and Adjusted OCF to amounts reported under U.S. GAAP is provided below under “Financial Measures.”

2016 AIP Performance Against Corporate Metrics

Threshold, Target and Actual Performance

2016 Long-Term Incentive Awards (Equity)

Long-term incentive compensation opportunities for our executives, including the NEOs, are entirely equity based.  Executives receive an award of PSUs and time-vested stock options, approximately equal in grant date fair value.  The value of each NEO’s long-term grant is determined by the Committee based on its review of peer-group market data, the executive’s roles and responsibilities, his or her impact on our results, and advancement potential.  PSUs entitle the recipient to receive common shares based on achievement of three-year CAGR and ROIC targets.  The following chart shows the performance against target and threshold for the three-year performance period that ended December 31, 2016.

Performance Against Long-Term Metrics (1) — 2014-2016 Performance Periods

CAGR                                                                                          ROIC

(1)         Calculated at 2016 budgeted foreign exchange translation rates.

Our Compensation Practices

We continue to incorporate leading practices into our compensation programs:

•                  Our compensation philosophy targets total direct compensation of our NEOs at the 50th percentile of comparator group companies.

•                  We prohibit our officers and directors from hedging, pledging or engaging in any derivatives trading with respect to our common stock.

•                  Our equity incentive plan prohibits the repricing or exchange of awards without shareholder approval.

•                  Dividend equivalent units are paid on equity awards only if the underlying award is earned and vested.

•                  We conduct realizable-pay analyses on our CEO compensation and review tally sheets to provide additional benchmarking information on executive pay.

•                  We require a “double-trigger” feature and have not provided golden parachute excise tax gross-ups in any change-in-control agreements offered to executives after 2010.

•                  We require our executive officers to meet share-ownership guidelines, and to take a portion of their bonus in shares until their ownership guidelines are met.  The ownership guideline for our CEO is six times base salary and the guideline for our other officers is two times base salary.

•                  The Committee has engaged an independent outside compensation consultant.  See “Role of the Compensation Consultant and Executives.”

•                  The Committee may cancel or recover any cash- or equity-based incentive compensation based on achievement of specified financial results that are the subject of a subsequent restatement.  We will seek repayment of any amount determined to have been inappropriately received due to mathematical errors, fraud, misconduct or gross negligence.

•                  We annually review the potential risk associated with our compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis.”  Based on its review and discussions with Management, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee

Douglas A. Michels, Chairman

Thomas W. Hofmann

Paolo Pucci

John H. Weiland

Compensation Discussion and Analysis

This section discusses our executive compensation programs for 2016, the compensation decisions made under those programs and the factors that were considered by the Committee in making those decisions.  It focuses on the compensation for each of our NEOs for 2016:

•                  Eric M. Green, President and Chief Executive Officer;

•                  William J. Federici, Senior Vice President, Chief Financial Officer and Treasurer (1);

•                  Karen A. Flynn, Senior Vice President and Chief Commercial Officer;

•                  George L. Miller, Senior Vice President, General Counsel and Corporate Secretary; and

•                  Annette F. Favorite, Senior Vice President and Chief Human Resources Officer (“CHRO”).

(1)         Mr. Federici was named Treasurer effective January 1, 2017 with the retirement of our previous Treasurer, Michael A. Anderson, on December 31, 2016.

This Compensation Discussion and Analysis is divided into two parts:

Part 1 discusses our 2016 performance, the Committee’s actions in 2016, our compensation practices and the compensation decisions for our NEOs.

Part 2 discusses our compensation framework in more detail, including how we apply our compensation philosophy and determine competitive positioning of our executive compensation and other policies.

Part 1 — 2016 Performance, Compensation Committee Actions, Compensation Practices and Decisions

2016 Performance Overview

2016 was an outstanding year for the Company and its shareholders.  Among the accomplishments of our executive team were:

•                  Net sales increased by $126.8 million, or 9.1% (excluding foreign currency effects) and Adjusted Diluted EPS increased 21.3% at constant currency exchange rates.

•                  Our 2016 gross margin improved to 33.2%, an increase of 0.6 margin points and our adjusted operating margin increased by 1.2 margin points to 14.8%.

•                  Continued emphasis on products that meet higher quality standards and create greater revenue, which resulted in 2016 sales growth of 19.5% at constant currency exchange rates for high-value products.

•                  Introduced new 1-3mL NovaPure® plunger using Quality by Design principles.

•                  Continued momentum on the development of our SmartDose® electronic wearable injector, which was approved for use in the U.S. in July 2016.

•                  Contract manufacturing products sales increased 5.9% over 2015 on a constant currency basis.

•                  Continued construction and progress on a new state-of-the-art production facility in Waterford, Ireland, which is scheduled to begin commercial operations in 2018.

•                  Increased quarterly dividend to $0.13 per share.

As discussed in this Proxy Statement, our overall one-year performance during 2016 fell below targeted levels, and payouts under the AIP accordingly were less than 100% of target.  Additionally, our three-year performance was at ROIC target but below our CAGR target, which makes up 50% of our long-term incentive payout, and, therefore, that payout was lower.  Both our annual and long-term TSR performance exceeded the average performance of our peer group and the S&P 500.  Our one-year TSR performance exceeded the 95th percentile and our three-year performance exceeded the 86th percentile among our peers.  Reflective of our pay-for-performance philosophy, long-term incentive plan participants share in this price increase over the performance period, as payout values greatly exceed original grant date fair values.  These participants also share in the price increase to the same extent as our shareholders, with increasing option values.

2016 Committee Actions

The Committee regularly evaluates the design and performance of our executive compensation programs to ensure they are operating as intended and consistent with relevant benchmarks and market practices.  The Committee also reviews its compensation philosophy each year.  As a result of these evaluations and reviews, the Committee took the following actions in 2016:

Action	Rationale

Pay-for-Performance Review — Conducted a formal pay-for-performance review of CEO compensation versus Business Segment Groups consistent with analyses done by third-party shareholder advisory services.

Provides a complete view of the alignment of compensation and company performance versus our peers and the market.
Realizable Pay Analysis — Conducted a realizable pay analysis, which assesses whether Company performance and CEO realizable pay are aligned over a given period.
Performance Goal Difficulty Analysis —Conducted an analysis regarding the difficulty of achievement of performance goals established under the AIP and LTIP.

Provides the Committee with perspective regarding the difficulty of attaining established performance goals, the rigor of the process establishing those goals and the motivational aspects of those awards.

Comparator Groups — Reviewed the criteria for selecting members of the Business Segment and Talent Market comparator groups and made changes to each to reflect our growth, renewed market-led focus and further align with the companies that we actually compete with for talent.

Ensures robust and aligned comparative compensation data for officer positions. The data are used to arrive at coherent and competitive compensation decisions for our CEO and other NEOs.
Redesigned our Annual Incentive Plan Metrics and Targets — In light of the reorganization announced in 2016, we revised the metrics, targets and weightings used for our NEOs.

Creates greater alignment with our new commercial, operations, contract manufacturing and innovation and technology business units while harmonizing corporate goals for all participants to ensure alignment with overall Company performance.

Executive Compensation Elements

The following chart summarizes the key features of each element of our executive compensation program: Cash (salary and annual bonus); equity (long-term incentive); retirement (Retirement Plan, Supplemental Employee Retirement Plan (“SERP”), 401(k) Plan, and Employee Nonqualified Deferred Compensation Plan); and other compensation (perquisites).  Each type is discussed in detail in the remainder of this Compensation Discussion and Analysis, and the accompanying tables.

Element	Type	Key Features
Cash	Salary

•                  Fixed amount of compensation based on experience, contribution and responsibilities.

•                  Salaries reviewed annually and adjusted based on market practice, individual performance and contribution, length of service and other internal factors.

Retention Cash

•                  Attracts and retains top-level talent for our senior-most positions, when necessary.

•                  Typically, only used to replace equity or cash compensation foregone from prior employer, facilitating our ability to attract key leadership.

•                  None granted in 2016 but awards continued to vest as a retention tool.

Annual Incentive Plan

•                  Performance-based cash awards based on Adjusted Diluted EPS and Adjusted OCF, calculated at budgeted exchange rates and adjusted for unusual or non-recurring items. See “Financial Results for AIP Purposes” on page 30.

•                  Annual awards vary from 0% to 150% of the targeted amount.

Long-Term Incentive Compensation (100% Equity)	Annual PSU Grant (50% of annual grant date fair value)

•                  PSUs are settled three years from the grant date based on performance over a three-year period.

•                  DEUs are accumulated on PSUs during the vesting period.

•                  Both PSUs and DEUs are paid in shares of West common stock and only upon vesting.

•                  The number of shares (inclusive of DEUs) that may be earned over the performance period is based on achievement against target of two equally weighted measures—CAGR and ROIC—and ranges from 0% to 200% of the target award. See “Our Long-Term Equity Incentive Program,” beginning on page 31.

Annual Nonqualified Stock Option Grant (50% of normal annual grant value)

•                  Annual awards vest in four equal annual installments and expire 10 years from the grant date.

•                  Options must be issued at or in excess of the closing price on the date of grant.

•                  DEUs are not provided on options.

Time-Vesting Restricted Stock and Retention Options

•                  None granted in 2016, but awards granted to existing NEOs continued to vest and serve to attract and retain NEOs hired in 2015.

•                  Attracts talented executives who are foregoing compensation from prior employer.

•                  Provides a retention tool for new executives, provides an immediate ownership stake in the Company and alignment with shareholders through an incentive to increase the stock value.

Retirement	Retirement Plan	• Provides retirement income for eligible participants based on years of service and earnings up to U.S. Internal Revenue Code (“Code”) limits.
	SERP	• Provides retirement income, on a non-qualified basis, in excess of Code limits on the same basis as the Retirement Plan.
	401(k) Plan	• Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to Code limits, and receive a matching Company contribution.
	Employee Nonqualified Deferred Compensation Plan	• Extends, on a non-qualified basis, the 401(k) plan deferrals in excess of Code limits on the same terms.

Summary of Key 2016 Compensation Decisions

The Committee reviewed our pay practices, including benchmarking our process and concluded to not make any significant changes to our compensation structure in light of the strong linkage between pay-for-performance and the Company’s positioning relative to its peers.

The following highlights the Committee’s key NEO compensation decisions for 2016, as reported in the Summary Compensation Table on page 41.  The decisions were made after considering input from the Committee’s independent compensation consultant, Pay Governance, the CEO (for pay other than his own) and the CHRO (for pay other than her own).

CEO Compensation

Mr. Green’s 2016 pay elements were considered after a thorough review of CEO realizable pay and pay-for-performance materials distributed by Pay Governance.  The materials examined realizable pay and performance as compared to our peer groups and realized pay (actual compensation received including stock option exercises and stock vesting) versus pay opportunity.  The Committee concluded that our aggregate performance and CEO pay were aligned on a one-year and three-year basis.  Strong stock price growth has also contributed to pay that demonstrates a strong linkage between pay and performance.

The Committee held an executive session with Pay Governance and Ms. Favorite during which Mr. Green’s 2015 objective attainment and proposed 2016 objectives were reviewed.  Additionally, the Committee considered Mr.

Green’s position in the market.  Compared to our Business Segment Group, Mr. Green’s base salary and total cash consideration (“TCC”), which is the sum of his base salary and AIP target, were 15% and 20% below the 50th percentile, respectively.  Additionally, Mr. Green’s Total Direct Compensation (“TDC”), which is the sum of his TCC and long-term incentive plan opportunity, was approximately 29% to 43% below the median of each of our comparator groups.

Based on the Company’s strong performance, and Mr. Green’s relatively low pay given that he was appointed CEO in 2015, and the Committee’s desire to bring Mr. Green closer to the 50th percentile over a three-year period (assuming continued outstanding performance), the Committee determined that increases should be slightly larger than might be expected annually going forward than those for other officers.  The Committee approved a 10.7% increase in salary from $700,000 to $775,000 and an increase in long-term incentive opportunity from $1,700,000 to $2,000,000, which is a 17.6% increase.  The larger increase for long-term incentive reflects the Committee’s commitment to maintaining a healthy pay mix weighted towards long-term goals, which most closely aligns with our shareholders and locks in his commitment to growing shareholder value.

Compensation of Other NEOs

The Committee approved salaries and set incentive-compensation targets of the other NEOs taking into account the CEO’s recommendations, the advice of Pay Governance, comparator group salary, TCC and TDC data, relative duties and responsibilities, advancement potential and impact on our financial and strategic performance.  Upon reviewing the data, Mr. Federici and Ms. Flynn were both modestly below the 50th percentile of our comparator groups from a TCC and TDC perspective.  Given our strong performance, that these executives took on new challenges and individually performed well during our transition in management and refreshing of our enterprise strategy, increases of 4.44% and 6.95% were proposed for Mr. Federici and Ms. Flynn respectively.  Additionally, to shift our pay mix to be more variable and incentive-based, and better align with the market, the Committee approved an increase in Mr. Federici’s AIP target from 70% to 75%.   The Committee also approved an increase in Ms. Flynn’s LTIP target value from $600,000 to $700,000 to align her TDC better with market.  Mr. Miller and Ms. Favorite were both hired late in 2015 and their pay had been benchmarked based on their experience and in a manner consistent with our internal pay structure.  Therefore, the Committee made no changes to their 2016 base salary or incentive pay targets.

2016 Continuing NEO Base Salaries, Annual Incentive Plan Target,

Long-Term Grant Date Fair Value and Incentive Compensation (1)

Name	Salary as of 1/1/16	Salary as of 12/31/16 (1)	% Increase	AIP Target as % of Salary	Long-Term Grant Date Fair Value	Total Direct Compensation Percentile (2)
Eric M. Green	$700,000	$775,000	10.7%	100%	$2,000,000	30%
William J. Federici	502,653	525,000	4.4%	75%	700,000	56%
Karen A. Flynn	420,768	$450,000	6.9%	70%	700,000	51%
George L. Miller	400,000	400,000	N/A	65%	400,000	68%
Annette F. Favorite	300,000	300,000	N/A	60%	300,000	46%

(1)         All NEO salary increases for incumbents were effective May 2016.

(2)         TDC is base salary plus annual bonus target plus long-term value.  Both Talent Market and Business Segment group data are reviewed for all executives, where available.  For purposes of this chart, percentages are based on the Business Segment Group for Mr. Green and Mr. Federici.  For all other NEOs the TDC percentile is based upon the Talent Market Group.

Pay Mix

Our compensation philosophy is to put the greatest emphasis on creating long-term shareholder value.  Therefore, the largest percentage of an NEO’s pay is awarded under our long-term incentive plan (split equally between options and performance shares).  Approximately 56% of Mr. Green’s TDC is based upon long-term value creation, and the remainder of his pay is divided equally among salary and short-term incentives.  For our other executives, approximately 45% of their pay is based upon long-term awards.  Consistent with market practices, a larger portion of their pay mix is salary, but it is still less than one-third of their TDC.

Our Annual Incentive Compensation Program

Plan Criteria and Rationale

The annual incentives for all AIP participants are based on our financial performance as a whole measured by Adjusted Diluted EPS, Adjusted Revenue and Adjusted OCF.

In 2016, as in past years, the Committee evaluated and decided upon the appropriate AIP financial measures using the following principles:

•       Metrics must support achievement of an annual Board-approved operating plan;

•       Metrics must support profitable growth while preserving cash for longer-term investment;

•       Metrics must provide a clear line of sight—i.e., that are clearly understood and can be affected by the performance of our executives and employees; and

•       Metrics should be consistent with market practice and used within our comparator group.

Following this review, the Committee concluded that the continued use of the AIP financial measures supports the foregoing principles for the following reasons:

•      EPS is a comprehensive measure of income and provides an emphasis on profitable growth while focusing managers on expense control.

•      Consolidated revenue provides a clear line of sight target for all members of our executive officer team as we strive to grow our sales to meet increasing demand for our products, particularly high-value products.

•      OCF provides a focus on generating cash in the short term to fund operations, research and capital projects and focuses managers on expense control.

Our AIP targets for NEOs are global, rather than regional, reflecting the growing globalization of our business and the expectations of our customers that the Company acts as a single enterprise.

Target Setting

The target annual incentive awards for our NEOs are set as a percentage of base salary.  Target awards are reviewed annually to ensure alignment with our compensation philosophy to target each compensation element and total direct compensation at the market median.

Variances from this goal are based on an evaluation of competitive market data, internal equity considerations among the CEO’s direct reports and individual performance evaluations.

For 2016, target annual incentive opportunities for the NEOs ranged from 60% to 100% of their year-end base salary rate. As noted above, we increased Mr. Federici’s target by 5% to 75% to reflect market trends and his responsibilities.  Our payout curve is structured to reflect our philosophy that Management should be rewarded for exceeding goals and with diminished payouts, ultimately to zero, when targets are missed.

The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the achievement percentage of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the achievement percentage and is based on the following chart.

Achievement %	Payout factor
>85%	0.0%
85%	50.0%
95%	83.3%
100%	100.0%
105%	116.7%
110%	133.3%
115%+	150.0%

Achievement between the threshold and maximum levels is straight-line interpolated.

Financial Results for AIP Purposes

The Committee set the AIP performance targets based on its evaluation of the 2016 business operating plan and its assessment that the targets contained a sufficient degree of “stretch.”  Our 2016 actual performance level for all metrics was 85.3% or greater.  The metrics used for all our NEOs (but not all of our officers) were identical.  However, given Ms. Flynn’s position as commercial leader and her responsibilities for contract manufacturing, her goals were more heavily weighted on Adjusted Revenue.  Payouts were 95.3% for all NEOs except Ms. Flynn who was at 98.4%, because our Adjusted Revenue performed at 102.3% of target.  This demonstrates our focus and structured link between business alignment, pay and short-term performance.

2016 AIP Corporate

Performance Metrics, Weight, Achievement and Payout Percentages

	Metric Weight		Financial Objectives
Performance Metric	NEOs (other than Ms. Flynn)	Ms. Flynn only	Threshold	Target	Maximum	Results	Achievement % of Target	Payout Percentage
Adjusted Diluted EPS (1)	60%	45%	$1.85	$2.18	$2.51	2.22	101.8%	106.0%
Adjusted Revenue (2)	20%	40%	1,269.5	1,493.5	1,717.5	1,527.1	102.3%	107.7%
Adjusted OCF (3)	20%	15%	222.5	261.8	301.1	223.3	85.3%	51.0%

(1)    Adjusted Diluted EPS for annual incentive purposes is based on budgeted foreign exchange rates and excludes restructuring and certain non-recurring items.  Therefore, they differ from the comparable U.S. GAAP measures. See “Financial Measures” for a reconciliation of U.S. GAAP diluted EPS to Adjusted Diluted EPS for annual incentive purposes.

(2)    Adjusted Revenue is based on budgeted foreign exchange rates.  See “Financial Measures” for a reconciliation of the comparable U.S. GAAP financial measures to the adjusted measures for annual incentive purposes.

(3)    Adjusted OCF for annual incentive purposes is based on budgeted foreign exchange rates and excludes certain non-recurring items.  See “Financial Measures” for a reconciliation of U.S. GAAP operating cash flow to Adjusted OCF.

2016 AIP Threshold, Target, Maximum and Actual Payouts and Achievement

Name	2016 Target Award (% of Base Salary)	2016 Threshold Award (50% of Target Award) ($)	2016 Target Award (100% of Target Award) ($)	2016 Maximum Award (150% of Target Award) ($)	2016 Actual Award ($)	Actual Achievement % of Target
Eric M. Green	100%	387,500	775,000	1,162,500	738,575	95.3%
William J. Federici	75%	196,875	393,750	590,625	375,244	95.3%
Karen A. Flynn	70%	157,500	315,000	472,500	309,960	98.4%
George L. Miller	65%	130,000	260,000	390,000	247,780	95.3%
Annette F. Favorite	60%	90,000	180,000	270,000	171,540	95.3%

Our Long-Term Equity Incentive Program

Plan Criteria and Rationale

Long-term compensation for all our executives, including our NEOs, is entirely equity based.  Our long-term awards are structured to align our executives’ interests with those of our shareholders and to emphasize the Committee’s expectation that our executive officers should focus their efforts on growing our business while carefully managing capital.

To help further these objectives, we use CAGR and ROIC as the performance measures for determining PSU payouts.  Each metric is weighted equally because we believe CAGR and ROIC are equally important in creating shareholder value.

The use of stock options is intended to align our executives’ longer-term interests with those of our shareholders because options deliver value to the executive only when and to the extent that share price exceeds the exercise price of the option.  Therefore, options provide a strong performance-based link between shareholder value and executive pay.

Performance Share Units

The number of shares that may be earned under the PSUs is based on achievement of CAGR and ROIC targets.  Each PSU award agreement contains a target payout for the recipient.  The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PSUs awarded at the beginning of the period times the applicable “payout factor” for each performance metric times the weighting for that performance metric.

Target PSUs (i.e., number of shares to be earned if performance equals 100% target)	x	Payout Factor (based on achievement against CAGR and ROIC targets)	x	Weighting (50% for each metric)	=	Number of Shares Earned

2016 Long-Term Equity Awards

In 2016, long-term incentive plan participants, including our NEOs, received a grant of PSUs and a grant of non-qualified stock options.  The total expected grant value was divided equally between the two forms of awards. Expected grant value is the target opportunity valued as the accounting fair value. Actual or realized value of these awards in future years can and will vary from this target opportunity based on share price, ROIC and CAGR performance over time.

The total award value of each NEO was targeted to the market median as represented by comparator group data, as well as relative duties and responsibilities, advancement potential, and each NEO’s impact on our financial results.

The 2016 long-term incentive plan grant date fair values are shown in the following table.  The 2016-18 PSU threshold, target and maximum CAGR and ROIC goals immediately follow that table.

2016 Long-Term Equity Award Grant Date Fair Value

Name	Performance Stock Units (1) ($)	Stock Options (2) ($)	Total Award Value ($)
Eric M. Green	999,984	1,000,020	2,000,004
William J. Federici	350,027	350,005	700,032
Karen A. Flynn	350,027	350,005	700,032
George L. Miller	299,989	300,011	600,000
Annette F. Favorite	149,995	150,028	300,023

(1)         The grant date fair value of PSUs is based on a grant date fair value of $59.64 per share on February 23, 2016 with respect to all NEOs.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2016 Form 10-K.

(2)         The grant date fair value of options is based on a grant date fair value of $11.53 per share on February 23, 2016 with respect to all NEOs.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2016 Form 10-K.

2016-18 Performance Period PSU Award Performance Goals

Metric	Threshold	Target	Maximum
ROIC	8.61%	12.30%	18.45%
CAGR	6.86%	9.80%	14.70%

Equity Award Grant Practices

Under the Committee’s equity-based awards policy and procedures, equity awards normally are made once per year at the Committee’s meeting in February.  The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date).

The policy also delegates authority to a Management committee to make a limited number of grants to Management below the officer level in connection with the hiring or promotion of employees or for retention purposes, which may occur throughout the year.

2016 Performance Share Award Payouts

The following tables show the performance against targets for the three-year PSU performance period ending December 31, 2016, and the actual award values for each eligible NEO.  Though Mr. Green, Mr. Miller and Ms. Favorite were not eligible during the beginning of the performance period, they received pro rata PSU awards for that period based on their hire date and in a manner consistent with our past practices and discussed in our previous proxy statements with regard to Mr. Green and Mr. Miller.  Ms. Favorite’s new hire awards were made based on the same rationale.  During the three-year period from 2014-2016, our performance as measured by CAGR and ROIC did not meet our stretch goals. Accordingly, the payouts under our long-term plan are less than target.  However, participants in the long-term plan have shared in the appreciation of our stock price to the same extent as our shareholders over the period and the paid out values exceed the original grant date fair value (full-term participants received a payout of approximately 168% of the original grant date fair value).  This is consistent with our pay-for-performance philosophy as our performance as measured by TSR has been outstanding compared to our Business Segment Group peers over the three-year period with a percentile ranking of 86%.  Additionally, our TSR has outpaced the S&P 500 Index for the same three-year period at 77% versus 21% for the broader index.

2014 – 2016 PSU Performance Period Performance/Payout Results

Metric	Threshold	Target	Maximum	Result	Performance as % of Target	Payout Factor	Weighting	Payout as % of Target
ROIC	7.70	11.00	16.50	11.01	100.09	100.18	50%	50.09%
CAGR	5.53	7.90	11.85	6.93	87.72	79.45	50%	39.72%
				Final Payout Result as a % of Target:				89.81%

2014 – 2016 PSU Performance Period Award Payouts by NEO

Name	Target Award at Grant (1) (#)	Target Award Value at Grant (1) ($)	Actual Award Shares (#)	Actual Award Value (2) ($)
Eric. M. Green	10,020	574,948	9,110	791,932
William J. Federici	7,393	349,985	6,797	590,863
Karen A. Flynn	6,506	300,018	5,967	518,711
George L. Miller	1,606	100,054	1,455	126,483
Annette F. Favorite	908	50,022	824	71,630

(1)         Target award is based on achievement of 100% of performance metrics and target value is calculated by multiplying the target award by the closing price of our common stock on the award grant dates.

(2)         Actual award value using $86.93 per share — the closing price of our common stock on February 14, 2017, the award payout date.

Part 2 — Compensation Framework

Compensation Philosophy and Objectives

Our compensation philosophy is to provide competitive executive pay opportunities tied to our short-term and long-term success.  This overriding pay-for-performance approach enables us to attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives and realize increased shareholder value.  To reach these goals, we have adopted the following program objectives:

•                  Have a strong pay-for-performance element with a major portion of executive pay “at risk” based on achievement of financial performance goals.

•                  Support achievement of both operating performance and strategic objectives.

•                  Link Management compensation with the interests of shareholders.

•                  Be fair and market-competitive to assure access to needed talent and encourage retention.

•                  Provide compensation opportunities that are consistent with each executive’s responsibilities, experience and performance.

•                  Design compensation incentive programs that promote a sensible risk/reward balance, and that do not encourage unnecessary or unreasonable risk-taking.

•                  Use perquisites sparingly, which has led to the reduction of available perquisites over time, including the phase out, beginning in 2014, of automobile allowances.  The automobile phase out was completed prior to 2016.  The only perquisite available to executives in 2016 was relocation benefits, which generally are available to salaried employees on similar terms.

We apply our compensation philosophy and objectives through the compensation components as discussed above on page 20, under “Executive Compensation Elements.”

Competitive Positioning

In support of our compensation philosophy, we target the median compensation values of two compensation comparator groups, which we refer to as the “Business Segment Group” and the “Talent Market Group.”  The Business Segment Group is composed of public companies with operational and customer characteristics similar to our own.  The Talent Market Group is a size-appropriate sample of companies that participate in the Willis Towers Watson annual executive compensation database with annual revenues between a pre-determined range that is similar to our own and which operate in industries that are similar, but not identical to our own industry.  Generally, the Talent Market Group is larger and broader than the Business Segment Group and approximates the markets in which we compete for talent or where the talent available would have similar characteristics to our own.  The Business Segment Group includes public companies with similar business operations, size, scope and complexity and is designed to provide an industry perspective to balance with the Talent Market Group.

Data from both the Business Segment Group (where sufficient data are available) and Talent

Market Group are used to determine competitive pay practices for all our executive officers in a balanced manner.  Data from the Business Segment Group are used to review compensation design details and make CEO pay-for-performance comparisons.

The companies in the Business Segment Group are initially identified by Pay Governance and then approved by the Committee with input by Management based on the following criteria:  (1) size (approximately one-half to two times our annual revenues); (2) industry (healthcare equipment/supplies, industrial manufacturing and life sciences tools/services); and (3) operating structure such as:

•                  global footprint with multi-plant manufacturing capabilities,

•                  similar raw materials and products (elastomers, plastics, metals), and similar intellectual property profile; and,

•                  similar customer characteristics (complex sales cycle, quality requirements, regulatory requirements).

The Talent Market Group provides us with an additional consistent set of market data for all our executive positions, representing a sample of companies with which we broadly compete for talent.  It is an additional comparator group for our CEO and CFO and, generally, the main comparator group for our other officer positions.  The companies in the Talent Market Group can change each year based on survey participation, and, if the Compensation Committee deems necessary, due to changes in the applicable criteria.  As discussed below, the Committee made prospective changes to these criteria during 2016 that are applicable for 2017.

Given our size and business portfolio, it is challenging to identify a robust sample of appropriate market compensation peers that fit conventional criteria; there is no company that matches ours completely.  We believe that using a balance of business segment and talent market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and is a reasonable representation of our labor market for executive talent.

This multi-group, talent and business-oriented approach has met our historic needs and provides a broad context for evaluating compensation levels and practices.  However, the Committee believes it is very important to refresh the approach when it deems necessary to reflect (1) our changing enterprise strategy, (2) the markets in which we compete for business, including emerging or more technical markets, (3) the areas in which we compete for talent and the characteristics we expect from the talent we are seeking as we build a more robust market-led organization, and (4) our increasing size, complexity and the globalization and harmonization of our business processes.

The Committee annually evaluates and, when it deems appropriate, updates the composition of both comparator groups.  In 2016, we undertook a much deeper review given changes in our Management and enterprise strategy.  Regarding the Business Segment Group, Management was asked to consider several additions for companies that had similar revenue size, were global, had a healthcare focus and similar peer groups to our own.  As a result of this review, Management recommended the inclusion of Catalent, Inc., Halyard Health, Inc. and Teleflex Incorporated.  The Committee agreed that each of the recommended companies competed in a market consistent with our strategic direction and determined to include them as Business Segment comparators for setting of compensation and pay-for-performance practices after October 2016.  Prior to that date, we used the previously-approved Business Segment Group.

Business Segment Group (1)

Aptar Group, Inc.	DENTSPLY International Inc.	Haemonetics Corporation	ResMed Inc.
CONMED Corporation	Edwards Lifesciences Corp.	IDEXX Laboratories, Inc.	Steris Corp.
The Cooper Companies Inc.	Gerresheimer AG	Invacare Corporation	Varian Medical Systems
C.R. Bard	Greatbatch, Inc. (renamed Integer Holdings)	Pall Corporation

(1)         Amended to include Catalent, Inc., Halyard Health, Inc. and Teleflex Incorporated for 2016 pay-for-performance analyses and 2017 compensation decisions.

Management and the Compensation Committee also carefully reviewed the criteria used for determining the Talent Market Group.  Previously, the Talent Market Group included global companies in the chemical, electronic, electrical and scientific equipment; healthcare/medical; industrial manufacturing and pharmaceutical industries.  Upon discussion with Pay Governance, Management recommended removing the industrial manufacturing segment from the Talent Market Group because this group represented a large number of constituents in the Talent Market Group but did not align as closely as the other sub-groups with our future strategic direction, past revenue growth and expected future revenue growth.  In particular, Management wanted to ensure the companies in this group are sufficiently technical and science-based manufacturers, unlike general industrial manufacturing.  Additionally, to make sure that the sample size was robust enough, to reflect our increasing revenue and consistent with market practices, Management recommended an increase of the top range of revenue for this group from $3.5 billion to $4.0 billion.  This increase in revenue also brought into scope a few direct comparators.  The Committee approved these changes for 2017 compensation decisions.  Prior to that date, we used the previously approved Talent Market criteria.

Unlike the Business Segment Group, the Compensation Committee does not select individual members of the Talent Market Group.  Rather, the Committee evaluates and selects objective criteria and relies upon the companies that participate in the Willis Towers Watson survey, which change annually.  Therefore, the individual companies comprising the survey data are not considered by the Committee, and the Committee does not consider the identity of these companies to be material.

Setting Targets and Performance Goals

The Committee annually reviews the total compensation of each executive officer—i.e., cash compensation (salary and target annual incentive opportunity) and long-term equity compensation (target long-term equity value).

The Committee, with input from its independent compensation consultant, then sets the executive’s compensation target for the current year.  Adjustments may be made to short- or long-term incentive award opportunities.  Salary adjustments, if any, typically become effective in April or May of each year or upon a promotion.  The compensation decision for the CEO is reviewed with and ratified by the independent directors in executive session.

In making its decisions, the Committee uses several resources and tools, including competitive market information, compensation trends within the comparator groups, realizable pay versus performance and the larger executive compensation environment.

The Committee also reviews “tally sheets” for each of our executive officers as one of the tools to help assess the alignment of their pay with our performance and compensation philosophy.  The tally sheets include salary, equity and non-equity incentive compensation, perquisites and the value of compensation that would be paid in various termination scenarios.  The tally sheets help the Committee understand the different components of our compensation programs and the interrelationship of these amounts.

For 2016, the Committee set target levels for the financial objectives used in the AIP and for PSU awards and concluded that there was an appropriate correlation between payout (at target, threshold and maximum) and target performance levels in light of the business environment, risks associated with achieving our five-year strategic plan and other factors.

During 2016, the Committee again conducted a retrospective look at the difficulty of attaining the performance goals established under the long-term and short-term incentive plans.  This analysis concluded that the goals were very challenging versus our Business Segment Group and the historic payouts demonstrated a robust qualitative goal-setting process, which has resulted in a strong pay-for-performance link.

Realizable Pay Analysis

The Committee works with Pay Governance to review realizable pay granted to the CEO.  Realizable pay is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options granted during the year.  It takes a retrospective look at pay versus performance.  The analysis showed that there was a high correlation between the realizable pay earned by our CEO and the Company’s performance as measured by TSR, CAGR, ROIC and similar financial metrics compared to other members in our Business Segment Group.  The Committee determined this analysis confirmed its pay-for-performance philosophy.

Evaluating Individual Performance

The Committee uses its judgment in making decisions about individual compensation elements and total compensation for our NEOs, with a focus on individual performance and competitive market data.  The Committee also considers each NEO’s performance against his or her individual performance objectives, as well as the Company’s overall financial performance and the financial performance of the function or areas of operational responsibility for each NEO.

Post-Employment Compensation Arrangements

During 2016, all NEOs participated in our defined benefit and defined contribution retirement programs for U.S.-based employees.  In addition to the standard benefits available to all eligible U.S.-based employees, we maintain non-qualified retirement plans in which these executives participate.

All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limits the benefit to participants whose compensation exceeds these limits.  The non-qualified retirement plans offered by the Company provide benefits to key salaried employees, including each NEO, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

We also provide our NEOs with benefits upon termination in various circumstances, as described under “Estimated Payments Following Termination” and “Payments on Termination in Connection with a Change-in-Control” sections below.

We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a change-in-control and encourage them to act in the best interests of the shareholders in assessing and implementing a transaction.

Beginning with agreements entered into after 2010, the Company eliminated excise tax gross-ups and single-triggers under these types of agreements.  Therefore, only Mr. Federici’s pre-2010 agreement includes an excise tax gross-up and permits payment in the event of voluntary termination without good reason.  All other agreements include a cutback in payments and benefits if the NEO would be in a more favorable after-tax position.

Other Compensation Policies

Retention Cash

Occasionally, the Committee pays signing and retention bonuses in cash.   These bonuses may have repayment obligations.  The primary purpose of these payments is to replace equity or cash payments granted by a new officer’s former employer and to serve as a retention mechanism for new officers.  In 2015, the Committee granted Ms. Favorite a $150,000 retention cash award that was paid in April 2016.  This amount is subject to repayment in full if Ms. Favorite terminates employment voluntarily or is terminated with cause before October 1, 2020.

Share-Ownership Requirements

Share-ownership goals further align an executive’s interests with those of our shareholders and encourage a long-term focus.  Within five years of attaining their position, all executive officers must acquire shares of common stock with a value equal to designated multiples of their base salary.  The Committee established a goal of six-times base salary for the CEO and two-times base salary for all other executive officers.

Until the goals are reached, executives are required to receive 25% of their annual bonus in shares.  All NEOs currently meet or exceed the stock ownership guidelines except Mr. Green, Mr. Miller and Ms. Favorite.  These three NEOs still have four more years (including 2017) to reach the required minimum holding requirement.  In the interim, at least 25% of their bonuses will be paid in stock.

We have benchmarked our share ownership requirements against the companies in our Business Segment Group.  Our requirements are generally at least as robust as those of our peers.

Policy on Hedging and Pledging

We prohibit directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that would allow them to continue to own our common stock, but without the full risks and rewards of ownership.  We also prohibit directors, NEOs and other senior employees from engaging in pledging, short sales or other short-position transactions in our common stock.

Personal Benefits

The benefits provided to our NEOs are generally the same as or consistent with those provided to our other salaried employees.  We believe these benefits are reasonable and competitive so that we may attract and retain talented employees.  In total, these benefits represent a small percentage of each NEO’s overall compensation, and the Committee has reduced or eliminated in recent years many of the benefits that are not provided to our employees more broadly.

We provide a relocation benefit to all our salaried employees who relocate at the request of the Company.  This benefit is intended to attract and retain employees by providing them with assistance during the moving process.

During 2014, the Committee began phasing out the automobile allowance for U.S.-based executives whose leases were expiring.  Prior to 2016, the phase out was completed for all NEOs, and, therefore, no automobile benefits or allowances are included.

Risk Considerations in Our Compensation Programs

The Committee has reviewed our compensation policies and practices for our officers and employees and concluded that any risks arising from these policies and programs are not reasonably likely to have a material adverse effect on the Company.  The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit the Company and our shareholders over the long term.

Our compensation policies and procedures are applied uniformly to all eligible participants.  By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that does not encourage excessive risk-taking by our employees.

Role of the Compensation Consultant and Executives in Setting Compensation

The Committee approves all compensation decisions for our NEOs, including CEO compensation after the Committee consults with all independent directors in executive session.

The Committee has engaged Pay Governance LLC as its independent consultant to assist the Committee in evaluating our executive compensation.

During 2016, Pay Governance performed the following tasks for the Committee:

•      Prepared competitive market data for the compensation of the executive officer group;

•      Prepared analysis of existing compensation and recommendations related to the compensation to be paid to executive officers hired in 2016;

•      Assessed performance goal and metrics difficulty;

•      Performed modeling to determine the recommendations of shareholder advisory services regarding our 2016 Omnibus Incentive Compensation Plan;

•      Reviewed share utilization, dilution and overhang issues;

•      Updated the Committee on executive compensation trends and regulatory developments;

•      Prepared a realizable pay analysis for the CEO;

•      Provided input on the Committee’s executive officer pay recommendations;

•      Assisted with the Company’s review of our comparator groups to ensure it reflected our updated enterprise strategy, long-term goals and the markets in which we compete in for talent and business; and,

•      Provided input on compensation program design, tally sheets and philosophy and incentive-pay mix.

The consultant provides no services to us other than advice to the Compensation Committee on executive compensation matters and to our Nominating and Corporate Governance Committee on director compensation matters.  The Compensation Committee determined Pay Governance to be independent from the Company under the NYSE and SEC regulations.

Our CEO and CHRO annually review the performance of each executive officer.  They then recommend annual merit salary adjustments and any changes in annual or long-term incentive opportunities or payouts for these officers.  The Committee considers Management’s recommendations in addition to data and recommendations presented by Pay Governance.

The CEO and other members of Management also work with the Committee and its consultant in determining the companies to be included in the Talent Market and Business Segment Groups.

Impact of Tax and Accounting Treatment

The Compensation Committee selects compensation vehicles that will, in its view, create the best link between pay and performance.  Generally, the accounting and tax treatments of executive compensation has not been a factor in the Compensation Committee’s decisions regarding the amounts or types of compensation paid.

Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2016.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (1) ($)	All Other Compensation ($)	Total ($)
Eric M. Green (2) President & Chief Executive Officer	2016	749,039	—	1,026,285	1,000,020	738,575	70,066	64,142	3,648,127
	2015	473,846	616,667	3,174,950	3,175,106	614,259	42,927	267,697	8,365,452

William J. Federici Sr. V.P, Chief Financial Officer & Treasurer	2016	517,264	—	350,027	350,005	375,244	249,457	21,616	1,863,613
	2015	515,483	—	350,015	350,006	447,210	119,960	24,388	1,807,062
	2014	467,023	—	349,985	349,998	281,967	241,242	39,949	1,730,164

Karen A. Flynn Sr. V.P. & Chief Commercial Officer	2016	439,881	—	350,027	350,005	309,960	91,642	27,162	1,568,677
	2015	425,526	—	312,512	326,744	359,630	19,334	33,191	1,476,937
	2014	345,954	—	310,043	300,002	214,757	93,798	33,848	1,298,402

George L. Miller (2) Sr. V.P., General Counsel & Corporate Secretary	2016	400,000	—	299,989	300,011	247,780	27,468	239,945	1,515,193
	2015	41,538	66,667	700,065	299,988	—	2,769	13,403	1,124,430

Annette F. Favorite Sr. V.P. & CHRO	2016	300,000	150,000	158,702	150,028	171,540	28,912	181,709	1,140,891

(1)              These amounts are an estimate of the increase in actuarial present value of our NEOs’ age-65 accrued benefit under our retirement plans for 2016.  Amounts are payable only when a participant’s employment terminates, and may be reduced if benefits are commenced prior to retirement.  Assumptions underlying the estimates are described under the 2016 Pension Benefits Table.

(2)              2015 compensation reflects partial year of compensation based on Mr. Green’s hire date of April 24, 2015 and Mr. Miller’s hire date of November 19, 2015.

Stock Awards

Stock Awards Grant Date Fair Value (Target) 2014-2016

	2016		2015			2014
	PSU Awards	Incentive Shares	PSU Awards	Incentive Shares	Restricted Stock	PSU Awards	Incentive Shares
Name	($)	($)	($)	($)	($)	($)	($)
Eric M. Green	999,984	26,301	1,424,918	—	1,750,032	—	—
William J. Federici	350,027	—	350,015	—	—	349,985	—
Karen A. Flynn	350,027	—	299,990	12,522	—	300,018	10,025
George L. Miller	299,989	—	300,037	—	400,028	—	—
Annette F. Favorite	149,995	8,707	—	—	—	—	—

PSU and Incentive share terms and conditions are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.  The table below shows the maximum payout for PSU awards made in 2016, 2015 and 2014.

Stock Awards PSU Grant Date Maximum Value 2014-2016

	2016	2015	2014
Name	($)	($)	($)
Eric M. Green	1,999,968	2,849,836	—
William J. Federici	700,010	700,030	699,970
Karen A. Flynn	700,010	599,980	600,036
George L. Miller	599,978	600,074	—
Annette F. Favorite	299,990	—	—

Option Awards

The amounts in the “Option Awards” column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718.  We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions for the named recipients:

	February 23, 2016	November 19, 2015	October 20, 2015	April 24, 2015	February 23, 2015	September 29, 2014	February 24, 2014

Expected Life (Years)	5.9	5.8	5.8	5.8	5.8	6.0	6.0
Risk-Free Interest Rate	1.35%	1.79%	1.54%	1.46%	1.66%	1.77%	1.57%
Dividend Yield	0.94%	0.88%	0.97%	0.92%	0.96%	0.98%	0.85%
Expected Volatility	20.4%	20.3%	20.1%	19.2%	19.1%	21.6%	22.1%
Black-Scholes Value	$11.53	$12.72	$10.70	$10.65	$10.19	$9.66	$10.37
Recipients	All	Miller	Flynn	Green	Federici Flynn	Flynn	Federici Flynn

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 12 to the consolidated financial statements included in our 2016 Form 10-K.

Non-Equity Incentive Plan Compensation

The amounts in the “Non-Equity Incentive Plan Compensation” column are AIP awards made with respect to 2016 performance.  AIP awards are paid in cash, except participants may elect to have up to 100% paid in West common stock.

Mr. Federici and Ms. Flynn each elected to have their awards paid in cash.  Mr. Green elected to receive 25% of his after-tax bonus award in stock.  This resulted in a grant of 196 shares of stock, with a grant-date fair value of $17,038 based on a per-share grant price of $86.93.  Mr. Green also received a grant of 49 shares of restricted incentive shares, with a grant date fair value of $4,260.

Mr. Miller and Ms. Favorite elected to defer 100% of their total award (net of applicable taxes) to our Employee Deferred Compensation Plan and have it deemed invested in stock with a 25% matching contribution in restricted incentive share stock units.  This election resulted in a grant of 2,603 stock units to Mr. Miller and 1,898 stock units to Ms. Favorite on February 14, 2017 with a total grant date fair value of $226,279 and $164,993 respectively.  Mr. Miller was also credited with 650 restricted incentive share stock units with a grant date fair value of $56,505, and Ms. Favorite was credited with 474 incentive share stock units with a grant date fair value of $41,205.

The amount of these shares is not included in this column, but will be included in our 2017 Proxy Statement in the “Stock Awards” column, and, if deferred under the Deferred Compensation Plan, will also be reflected in next year’s “Nonqualified Deferred Compensation” Table.

Bonus

The amount in this column was a signing and retention award granted to Ms. Favorite upon her hire in October 2015.  The amount was paid six months following her start date, which was in April 2016.  Ms. Favorite must repay this amount if she terminates employment voluntarily or is terminated for cause before October 1, 2020.  The amounts previously reported for Mr. Green and Mr. Miller are discussed in our 2016 Proxy Statement.

All Other Compensation

The amounts in the “All Other Compensation” column consist of:  (1) for all NEOs, the total of the Company matching contributions made in 2016 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan; (2) Company-paid life insurance premiums; (3) DEUs credited in 2016 on unearned PSUs incurred by Mr. Miller and Ms. Favorite. (assuming a 100% performance level) and unvested time-vesting restricted stock, whether or not those awards have been deferred; (4) reimbursement of relocation expenses for Mr. Miller and Ms. Favorite; and (5) tax reimbursements for taxable moving expenses.

The table below shows a breakdown of the total amount shown in the “All Other Compensation” column of the Summary Compensation Table.

Components of All Other Compensation — 2016

Name	Defined Contribution Plan Company Contributions ($)	Life Insurance ($)	Dividends & Dividend Equivalents ($)	Relocation Expenses ($)	Tax Reimbursements ($)	Total ($)
Eric M. Green	29,961	510	33,671	—	—	64,142
William J. Federici	10,600	510	10,506	—	—	21,616
Karen A. Flynn	17,595	430	9,137	—	—	27,162
George L. Miller	14,154	408	7,386	125,984	92,013	239,945
Annette F. Favorite	12,000	306	4,561	104,364	60,478	181,709

2016 Grants of Plan-Based Awards Table

The following table provides information on stock options and PSUs granted to our NEOs in 2016.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Options (#)	Awards ($/Sh)	Awards (4) ($)
Eric M. Green	02/23/16	387,500	775,000	1,162,500
	02/23/16				8,384	16,767	33,534				999,984
	02/23/16							441			26,301
	02/23/16								86,732	59.64	1,000,020
William J. Federici	02/23/16	196,875	393,750	590,625
	02/23/16				2,935	5,869	11,738				350,027
	02/23/16								30,356	59.64	350,005

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Options (#)	Awards ($/Sh)	Awards (4) ($)
Karen A. Flynn	02/23/16	157,500	315,000	472,500
	02/23/16				2,935	5,869	11,738				350,027
	02/23/16								30,356	59.64	350,005
George L. Miller	02/23/16	130,000	260,000	390,000
	02/23/16				2,515	5,030	10,060				299,989
	02/23/16								26,020	59.64	300,011
Annette F. Favorite	02/23/16	90,000	180,000	270,000
	02/23/16				1,258	2,515	5,030				149,995
	02/23/16							146			8,707
	02/23/16								13,012	59.64	150,028

(1)              These amounts represent the minimum, target and maximum awards under the AIP.  The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.

(2)              These amounts represent PSUs that may vest depending on attainment of performance targets over a three-year performance period.  The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PSUs under any deferred compensation plan.

(3)              The restricted stock listed in this column vests 100% after four years or pro rata 25% per year in the event of death, disability or retirement.

(4)              This column consists of the fair value of options and stock awards granted during 2016.  The per-option grant date fair value (under FASB ASC Topic 718) was $11.53 for all options and $59.64 per share for all PSUs granted on February 23, 2016. For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2016 Form 10-K.

Outstanding Equity Awards at Year-End 2016

The following table contains information on the current holdings of stock options, unearned PSUs and restricted stock held by our NEOs on December 31, 2016.

		Option Awards (1)				Stock Awards
						Restricted Stock (2)		PSUs (3) Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Eric M. Green (4)						30,940	2,624,640	83,200	7,057,856
Hire Grant 1	4/24/2015		164,320	57.38	4/24/2025
Hire Grant 2	4/24/2015	26,998	26,998	57.38	4/24/2025
Hire Grant 3	4/24/2015	19,954	59,862	57.38	4/24/2025
	2/23/2016		86,732	59.64	2/23/2026
William J. Federici						-0-	-0-	39,454	3,346,883
	2/26/2008	54,996		20.85	2/26/2018
	2/24/2009	52,000		16.05	2/24/2019
	3/22/2010	75,662		21.34	3/22/2020
	2/22/2011	68,494		20.43	2/22/2021
	2/21/2012	81,968	20,492	21.22	2/21/2022
	2/19/2013	42,802	14,266	29.56	2/19/2023
	3/26/2013	3,028	1,008	32.19	3/26/2023
	2/24/2014	16,877	16,874	47.34	2/24/2024
	2/23/2015	8,587	25,761	54.14	2/23/2025
	2/23/2016		30,356	59.64	2/23/2026

		Option Awards (1)				Stock Awards
						Restricted Stock (2)		PSUs (3) Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Karen A. Flynn (5)						725	61,502	35,832	3,039,629
	2/21/2012	9,458		21.22	2/21/2022
	7/24/2012	31,982		25.15	7/24/2022
	2/19/2013	19,754	13,168	29.56	2/19/2023
	2/24/2014	7,233	10,848	47.34	2/24/2024
	9/29/2014	7,764	11,646	44.95	9/29/2024
	2/23/2015	7,360	29,440	54.14	2/23/2025
	10/20/2015	625	2,500	55.42	10/20/2025
	2/23/2016		30,356	59.64	2/23/2026
George L. Miller (6)						6,421	544,693	19,692	1,670,472
Hire Grant 1	11/19/2015	3,930	3,930	62.30	11/19/2025
Hire Grant 2	11/19/2015	3,931	11,793	62.30	11/19/2025
	2/23/2016		26,020	59.64	2/23/2026
Annette F. Favorite (7)						4,684	397,344	10,476	888,679
Hire Grant 1	10/5/2015	2,364	2,364	55.09	10/5/2025
Hire Grant 2	10/5/2015	2,366	7,098	55.09	10/5/2025
	2/23/2016		13,012	59.64	11/19/2025

(1)              All options are exercisable in 25% annual increments beginning one year from the grant date, except as noted in footnote 4 for Mr. Green, footnote 6 for Mr. Miller, and footnote 7 for Ms. Favorite, all of whom were hired during 2015.

(2)              Dividends are paid on unvested restricted shares and reinvested as additional stock subject to the same vesting requirements as the underlying shares.  The market value of the unvested restricted shares is based on the closing price of our common stock on December 31, 2016 of $84.83.

(3)              Except as noted below for Mr. Green, Mr. Miller and Ms. Favorite who were hired in 2015, these PSUs were awarded on February 19, 2013, February 24, 2014 and February 23, 2015 and each covers a three-year performance period.  Although the performance period for the 2013 award ended on December 31, 2015, performance is not actually determined and certified by the Committee until the first quarter of 2016.  The 2014 and 2015 awards will be earned (if at all) on December 31, 2016 and December 31, 2017, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates.  Mr. Green and Mr. Miller received awards that related to the 2014-16 performance period in addition to the 2015-17 performance period.  These 2014-16 performance period PSUs are at a reduced grant date fair value compared to the 2015-17 performance period PSUs, but are otherwise subject to the same terms and conditions that apply to the awards made to all eligible employees employed at the time of the original grants in February 2014.  As required by the SEC’s disclosure rules, because the performance for the most recently completed fiscal year exceeded 100%, the number of PSUs shown assumes that a maximum payout of 200% will be achieved for all three awards.  Fair market value of the unearned PSUs is based on the closing price of our common stock on December 31, 2016 of $84.83.  The amounts are not reduced to reflect any elections to defer receipt under any deferred compensation plan.

(4)              The options denoted as Hire Grant 1 for Mr. Green in the table above and all the restricted stock granted to Mr. Green will vest 57.1% on April 24, 2018 provided that he remains employed by the Company, terminates with “good reason,” is terminated without “cause” by the Company, dies or becomes disabled.  The remaining 42.9% will vest on April 24, 2020, but would be forfeited if employment is terminated for any reason other than death or disability before that date.  The options denoted as Hire Grant 2 for Mr. Green were 25% vested upon the grant date and the remaining options will vest in 25% increments on February 24, 2016, February 24, 2017 and February 24, 2018.  The options denoted as Hire Grant 3 for Mr. Green will vest in 25% increments on February 23rd of 2016, 2017, 2018 and 2019.  These option vesting schedules are consistent with the schedules for active employees as of February 2014 and 2015, for each respective option.  All other grants are subject to the vesting schedules set forth in Notes 1 and 3 above.

(5)              The restricted stock are incentive shares granted to Ms. Flynn on February 21, 2012, February 19, 2013, February 18, 2014, and February 23, 2015 and are 100% vested four years from the grant date if the bonus share to which the incentive share relates has not been sold and the employee has not terminated employment.  The incentive shares will also vest 25% per year upon retirement.  Unvested incentive shares are forfeited on employment termination.

(6)              The restricted stock granted to Mr. Miller will vest 100% on November 19, 2019 provided that he remains employed by the Company, terminates with “good reason,” is terminated without “cause” by the Company, dies or becomes disabled.  The options denoted as Hire Grant 1 for Mr. Miller were 25% vested upon the grant date and the remaining options will vest in 25% increments on February 23, 2016, February 23, 2017 and February 23, 2018.  The options denoted as Hire Grant 2 for Mr. Miller will vest in 25% increments on February 23 of 2016, 2017, 2018 and 2019.  These option vesting schedules are consistent with the schedules for active employees as of February 2014 and 2015, for each respective option. All other grants are subject to the vesting schedules set forth in Notes 1 and 3 above.

(7)              The restricted stock granted to Ms. Favorite will vest 100% on October 5, 2019 provided that she remains employed by the Company, terminates with “good reason,” is terminated without “cause” by the Company, dies or becomes disabled.  The options denoted as Hire Grant 1 for Ms. Favorite were 25% vested upon the grant date and the remaining options will vest in 25% increments on February 23, 2016, February 23, 2017 and February 23, 2018.  The options denoted as Hire Grant 2 for Ms. Favorite will vest in 25% increments on February 23 of 2016, 2017, 2018 and 2019.  These option vesting schedules are consistent with the schedules for active employees as of February 2014 and 2015, for each respective option. All other grants are subject to the vesting schedules set forth in Notes 1 and 3 above.

The following table provides information about the value realized by our NEOs on the exercise of stock options and vesting of stock awards and units during 2016.  No NEO exercised any options in 2016.  Only Mr. Federici and Ms. Flynn had any stock vest during 2016 as described below.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Name	(#)	($)	(#)	($)
William J. Federici	-0-	-0-	13,374	797,625
Karen A. Flynn	-0-	-0-	5,767	343,944

(1)         The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.

(2)         This column reflects incentive shares that were awarded in 2012 and vested in 2016 and PSUs that were awarded in 2013 and earned in 2016, whether or not either award was deferred under the Employee Deferred Compensation Plan.  The total includes additional shares awarded pursuant to DEUs, which are credited on unvested PSUs over the three-year vesting period at a rate that assumes the participant will earn the target award.  At the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period.  Because the payout factor earned for the 2012-2014 performance period was 167.83%, the number of DEUs accrued over that period was multiplied by 110.60%.  No NEO had any incentive shares vest in 2016.  The following table shows the PSU payouts that vested, and the number of additional shares distributed due to DEUs.

Name	PSUs Earned	Dividend Equivalents Paid on PSU Payouts
William J. Federici	12,054	1,320
Karen A. Flynn	5,214	553

(3)         The value of the PSUs was determined by multiplying the number of vested units by $59.64, the fair market value of our common stock on the payout date, February 23, 2016.

2016 Pension Benefits

Retirement Plan

Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for salaried participants as a percentage of average annual earnings.  The normal retirement benefit equals 1.9% of the average of a participant’s five highest consecutive calendar years of compensation out of the participant’s last ten calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of that average multiplied by his or her years of service in excess of 25 but not more than 35 years.  The benefit is reduced by the participant’s expected social security benefits.

Effective January 1, 2007, each participant’s accrued benefit under the retirement plan’s pension formula was frozen, and the pension benefits related to service on or after January 1, 2007 for all existing and new participants are expressed as a “cash balance” type formula.  Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant’s hypothetical cash balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation for that age band pursuant to the basic cash balance formula.

For participants who have attained minimum age and service requirements, an additional annual allocation is made to their accounts to replace all or part of the benefit for participants who were participating in the retirement plan on December 31, 2006 (“transition benefit”).  The transition benefit percentage will remain for the duration of the transition period, which continues until December 31, 2018 or a participant’s retirement, whichever comes first.  The transition benefit is applicable only to employees who were actively employed on January 1, 2007 and the allocation percentage is based on the age of the participant on that date.  The transition benefit for Mr. Federici is 8.0%.  All other continuing NEOs are not eligible to receive the transition benefit because they were not employed on December 31, 2006.

Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited.

In general, the compensation used for determining a participant’s benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to our 401(k) plan.

In December 2016, we announced that we are freezing pay and transition credits to the Retirement Plan as of December 31, 2018.  Only interest credits will accrue on previously accrued benefits for eligible participants on January 1, 2019 and beyond.  Additionally, we announced that any employees hired on or after January 1, 2017 will not be eligible for the Retirement Plan.  In lieu of the Retirement Plan benefits, we have made enhancements to our 401(k) plan, including a non-elective contribution, which will be 3% of a participant’s compensation in 2019.

Normal retirement age under the retirement plan is 65.  Participants with ten years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on their age at the retirement date.  A participant may begin distribution of his or her cash balance benefits on employment termination, without regard to age or years of service, but will forego any future interest credits.

The benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.  A participant vests in his or her combined benefit upon completing three years of service.

SERP

IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $265,000 and the annual benefit is limited to $210,000.  The SERP benefits are substantially equal to the difference between the total benefit accrued under the retirement plan and the amount of benefit the retirement plan is permitted to provide under the statutory limits on benefits and earnings.  The benefits are unfunded and paid out of our general assets.  SERP benefits (other than interest credit accruals) will be frozen in a similar manner to the freeze applicable to the Retirement Plan in January 2019.

Before January 1, 2009, SERP benefits were payable at the same time and in the same form as benefits payable under the qualified retirement plan, except that SERP participants could elect to receive their SERP benefits in a lump sum.  Due to changes in the tax laws, the SERP was amended effective January 1, 2009 to allow for benefits accrued on or after January 1, 2005 to be payable in a lump sum on the date that is six months following termination of employment.  These benefits may be reduced to reflect early commencement of benefits before age 65.  Benefits accrued before 2005 are still payable according to the SERP rules in effect on December 31, 2004.

2016 Pension Benefits Table

The following table shows the present value of accumulated pension benefits that each U.S.-based NEO is eligible to receive under our Retirement Plan and the SERP.

		Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Eric M. Green	Retirement Plan	1	14,012	—
	SERP	1	56,054	—
			70,066	—
William J. Federici	Retirement Plan	13	74,751	—
	SERP	13	174,706	—
			249,457	—
Karen A. Flynn	Retirement Plan	23	55,289	—
	SERP	23	36,353	—
			91,642	—
George L. Miller	Retirement Plan	1	18,252	—
	SERP	1	9,216	—
			27,468	—
Annette F. Favorite	Retirement Plan	1	15,335	—
	SERP	1	13,577	—
			28,912	—

(1)         Equals the number of full years of credited service as of December 31, 2016.  Credited service begins with a participant’s hire date and ends with the date of employment termination.

(2)         These present values assume that each NEO retires at age 65 for purposes of the Retirement Plan and the SERP.  The assumed cash balance crediting rate is 3.30% in the Retirement Plan and the SERP.  The discount rate and pre-retirement mortality assumptions used in estimating the present values of each NEO’s accumulated pension benefit vary by plan, as provided in the table below.

Plan	Rate	Pre-retirement Mortality Assumption
Retirement Plan	4.15%

70% of the present value is calculated using a 50% male and 50% female blended RP-2014 annuitant mortality table without collar adjustment (removing MP-2015 improvement projections from 2007-2015) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis, 30% of the present value is calculated using the RP-2014 gender specific annuitant mortality tables without collar adjustment (removing MP-2014 improvement projections from 2006-2014) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis.

Plan	Rate	Pre-retirement Mortality Assumption
SERP	3.40%

50% male and 50% female blended RP-2014 annuitant mortality table without collar adjustment (removing MP-2015 improvement projections from 2007-2015) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis.

Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, future compensation, form of payment election, applicable interest rates and regulatory changes.

2016 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated employees, including executive officers, to defer up to 100% of salary and cash bonus.  Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan.

We match at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%.  Employer matching contributions made before January 1, 2007 vest 20% per year of service and matching contributions made on or after January 1, 2007 are 100% vested.  Participants also may defer payout of annual bonus shares and PSUs.  We contribute one time-vested incentive share for each four bonus shares deferred.

Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death and/or disability, if earlier.  During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for DEUs.  All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral.  A participant may choose to defer these amounts to another date or until employment termination.  Matching contributions on cash contributions are only distributable on employment termination.  Participants may elect to receive their distributions on termination in a cash lump sum, stock lump sum, or in up to ten annual installments.

2016 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Eric M. Green	37,452	19,362	3,743	-0-	60,557
William J. Federici	-0-	-0-	426,646	-0-	1,470,458
Karen A. Flynn	21,994	6,995	44,423	-0-	298,382
George L. Miller	249,120	3,554	19,637	-0-	272,311
Annette F. Favorite	150,000	1,400	4,073	-0-	155,473

(1)         The amounts reported in this column are reflected in this year’s Salary column of the Summary Compensation Table.  In addition, for Ms. Flynn, the amount includes amounts reported under the Equity Incentive Plan and Non-Equity Incentive Plan columns of the Summary Compensation Table.

(2)         The amount in this column represents salary deferral matching contributions.

(3)         These amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan.

(4)         The total balance includes amounts contributed for prior years which have all been previously reported in the Summary Compensation Table for the year those amounts were deferred.

Payments on Disability

Each current U.S. NEO has long-term disability coverage, which is available to all eligible U.S. employees.  The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit.  Eligible U.S. employees also continue to earn cash balance pay credits at the rate of pay in effect when they became disabled under the Retirement Plan and SERP.  Employees who are vested in our Retirement Plan also receive continued medical coverage while on disability on the same terms as active employees.  Deferred compensation is payable according to the executive’s election.  Outstanding unvested stock options granted annually under our long-term incentive plan would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PSUs and unvested incentive shares would be forfeited when an employee becomes disabled.

The special retention stock and options granted upon hire to Mr. Green, Mr. Miller and Ms. Favorite will also vest upon disability.

Payments on Death

Each current U.S.-based NEO has group life insurance benefits that are available to all eligible U.S. employees.  The benefit is equal to one times pay with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO.  Deferred compensation is payable according to the executive’s election on file.  Outstanding unvested stock options granted annually under our long-term incentive plan, PSUs and incentive shares would be forfeited and outstanding vested stock options would become exercisable for the term of the option.

The special retention stock and options granted to Mr. Green, Mr. Miller and Ms. Favorite upon hire will also vest upon death.

Estimated Payments Following Termination

We have an agreement with Mr. Green that entitles him to severance benefits on certain types of employment terminations not related to a change-in-control.  All other NEOs are not covered by an employment agreement or a general severance plan and any severance benefits payable to them under similar circumstances would be determined by the Committee in its sole discretion.

Mr. Green

Mr. Green has an employment agreement that entitles him to continuation of his salary and welfare benefits at active employee rates for a period of 12 months, if he is terminated involuntarily other than for “Cause” or the Company gives notice to Mr. Green that it will not renew the term of his employment under the agreement.  Mr. Green’s employment agreement does not entitle him to severance payments or continued benefits if his employment is terminated for cause or because of his death or disability (except as described above).

The restricted stock and stock options that Mr. Green received as an enticement award (but not any other restricted stock or stock options granted) will vest: (1) in the event of his termination other than for Cause, or (2) due to Good Reason.

“Cause” means any willful failure by Mr. Green to perform his duties or responsibilities or comply with any valid and legal directives of the Board; act of fraud; embezzlement; theft or misappropriation of the funds of the Company by Mr. Green; or Mr. Green’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; Mr. Green’s engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; Mr. Green’s breach of any material obligation of any written agreement with the Company; or a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory body.

“Good Reason” means a material diminution in Mr. Green’s base salary; a material reduction in Mr. Green’s duties, authority or responsibilities; or the relocation of Mr. Green’s principal place of employment in a manner that lengthens his one-way commuting distance by fifty (50) or more miles.

Any severance pay would be contingent on execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Mr. Miller and Ms. Favorite

The restricted stock that Mr. Miller and Ms. Favorite received as a retention award will vest: (1) in the event of termination other than for Cause or (2) due to Good Reason.  The definitions of “Cause” and “Good Reason” are the same as those that apply to Mr. Green.

Estimated Additional Severance Payments Table

The table below reflects amounts that eligible executives would receive on termination of employment for certain reasons, other than following a change-in-control.  No NEO will receive any enhanced benefit because of a termination for cause.  The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried employees, including equity acceleration values to the extent they apply to all LTIP participants.

Name	Event	Cash Severance	Continuation of Welfare Benefits (1)	Vesting of Unvested Equity	Total
Eric M. Green	Involuntary (no Cause) or Good Reason	$775,000	$16,554	$7,097,814	$7,889,368
	Death or Disability	-0-	-0-	7,097,814	7,097,814
George L. Miller	Involuntary (no Cause), Good Reason, Death or Disability	-0-	-0-	544,693	544,693
Annette F. Favorite	Involuntary (no Cause), Good Reason, Death or Disability	-0-	-0-	384,959	384,959

(1)         This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under an applicable agreement.

Payments on Termination in Connection with a Change-in-Control

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a change-in-control.

Mr. Green, Ms. Flynn, Mr. Miller and Ms. Favorite have Change-in-Control agreements that are substantially similar and include the following:

•      Cash severance pay equal to two times the sum of the executive’s highest annual base salary in effect during the year of termination and the average annual bonus for the three years (or, if employed less than three years, the lesser period) immediately preceding the change-in-control.

•      Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•      Immediate vesting of all unvested stock options, stock appreciation rights (“SARs”), shares of stock, stock units and other equity-based awards awarded under any compensation or benefit plan or arrangement.

•      Continued medical, dental, life and other benefits for 36 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•      Payments will be reduced below the applicable threshold in the Internal Revenue Code if the NEO would be in a better after-tax position than if the excise tax under Section 4999 of the Code applied.  Based on assumptions described below, all executives other than Mr. Federici would have their payouts exceed the golden parachute threshold under the Code.  No executive other than Ms. Flynn would have their payments cutback in that scenario because they would be in a better after-tax position by receiving the full amount.  Ms. Flynn would be in a better after-tax position by reducing her payments.

•      Outplacement assistance.

Severance compensation will also be reduced if an executive reaches normal retirement age or retires within three years following the change-in-control.

The severance payments are payable in monthly installments and if the executive is a key employee at the time of his termination, payments will be delayed six months to the extent required by applicable tax law.

Employment terminations that entitle these executives to receive the severance benefits under a change-in-control consist of:  (1) resignation following a constructive termination of his employment; or (2) employment termination other than due to death, disability, continuous willful misconduct or normal retirement.  These terminations must occur within two years after a change-in-control.

To receive the severance benefits under the agreement, an executive must agree not to be employed by any of our competitors or compete with us in any part of the United States for up to one year following employment termination for any reason.

Mr. Federici, under his change-in-control agreement, is entitled to a payment of three times the sum of his annual base salary plus average three-year bonus.  In addition to the benefits described above, his agreement also provides:

•      He may trigger his payments under his agreement by resigning during a 30-day period beginning 12 months following the change-in-control.

•      He is entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code in connection with the change-in-control, including interest and penalties, and payment of their legal fees and expenses if we contest the validity or enforceability of the agreement.  Mr. Federici would not receive a gross-up under the change-in-control scenario described below.

Definitions used in the Change-in-Control Agreements.

Definition of “Change-in-Control.”  For each agreement, a “change-in-control” includes any of the following:

•      Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•      An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock;

•      A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period;

•      Any event requiring a reporting of a change in control pursuant to the regulations under SEC Form 8-K; or,

•      Execution of an agreement with us, which if consummated, would result in any of the above events.

Definition of “Constructive Termination.”  A “constructive termination” generally includes any of the following actions taken by the Company without the executive’s written consent following a change-in-control:

•      Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;

•      Materially reducing the executive’s annual salary or incentive compensation opportunities;

•      Changing the executive’s office location so that he or she must commute more than 50 miles, as compared to his or her commute as of the date of the agreement;

•      Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar to the benefits provided as of the date of the agreement; or

•      Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement.

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a change-in-control under existing contracts, agreements, plans or arrangements.  The amounts assume a December 31, 2016 termination date and use the closing price of our common stock as of that date, $84.83.  Based on current assumptions, Ms. Flynn’s benefit amounts would be reduced by $334,636 to put her in a better after-tax position than she would have been in had she received the full payout and paid the applicable golden parachute excise tax.  All the values in the table are in U.S. Dollars.

Name	Aggregate Severance Pay (1)	PSU Acceleration (2)	Vesting of Restricted Stock (3)	Vesting of Stock Options (4)	Parachute Excise Tax Impact	Welfare Benefits Continuation (5)	Outplacement Assistance (6)	Total
Eric M. Green	$3,188,024	2,678,931	2,624,640	9,079,670	-0-	51,173	25,000	17,647,438
William J. Federici	2,723,936	1,046,293	-0-	3,029,493	-0-	36,512	25,000	6,861,234
Karen A. Flynn	1,441,908	967,910	61,502	1,284,934	(334,636)	46,287	25,000	3,492,905
George L. Miller	1,320,000	698,999	544,693	1,009,683	-0-	50,871	25,000	3,649,246
Annette F. Favorite	1,151,580	367,314	397,344	609,172	-0-	37,360	25,000	2,587,770

(1)             For Mr. Federici this amount represents three times the sum of the executive officer’s: (a) highest annual base salary in effect during the year of termination; and (b) the average annual bonus for the three years (or, if employed less than three years, the lesser period) (the “Sum Components”).  For Mr. Green, Ms. Flynn, Mr. Miller and Ms. Favorite this amount represents two times the Sum Components.  These amounts are based on the salary rates in effect on December 31, 2016 and AIP bonuses paid during the three years before the year containing the assumed termination date (2013, 2014 and 2015) with pro ration applied for executives hired during the year who received an AIP payment.  If no AIP payments have been made to the NEO, target bonus amount was used.

(2)             This amount represents the payout of all outstanding PSU awards on a change-in-control at the target payout.

(3)             This amount represents the value of all unvested restricted awards, which would become vested on a change-in-control (whether or not the awards were deferred).

(4)             This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2016 minus the per-share exercise price of all unvested stock options for each executive multiplied by the number of unvested options as of December 31, 2016.

(5)             This amount represents the employer-paid portion of the premiums for medical, dental and life insurance coverage for 36 months.

(6)             This amount estimates the cost of providing outplacement assistance.

Financial Measures

The following table contains unaudited reconciliations of 2016 U.S. GAAP consolidated revenues, OCF and diluted EPS to Adjusted Revenue, Adjusted OCF, and Adjusted Diluted EPS for annual incentive purposes relating to the 2016 AIP Performance Metrics and Achievement Table.

2016 Financial Measures (US$ millions, except per-share data)

Consolidated Performance
Diluted EPS (1)	$1.91
Foreign-exchange impact relative to rates in effect for budget purposes (“FX”)	0.04
Discrete tax items	0.01
Restructuring and related charges	0.23
Venezuela currency devaluation	0.04
Pension curtailment gain	(0.01)

Adjusted Diluted EPS for AIP purposes	$2.22

Operating Cash Flow	$219.4
Restructuring and related charges	3.0
FX impact	0.9

Adjusted OCF for AIP purposes	$223.3

Consolidated Revenue	$1,509.1
FX Impact (2)	18.0

Adjusted Revenue for AIP purposes	$1,527.1

(1)         A full discussion of components of Adjusted Diluted EPS is found in our fourth-quarter and full-year 2016 earnings press release filed on Form 8-K with the Securities and Exchange Commission on February 16, 2017.

(2)         Foreign-exchange impact is based on rates in effect for budget purposes.

INDEPENDENT AUDITORS

Independent Auditors And Fees

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for years 2016 and 2015.  All the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

Type of Fees	2016	2015
Audit Fees	$1,935,280	$1,869,280
Audit-Related Fees	1,500	25,510
Tax Fees	224,014	315,374
All Other Fees	8,600	5,000
Total	$2,169,394	$2,215,164

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm.  As part of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  Prior to engagement for the next year’s audit, Management will submit to the Audit Committee a list of services and related fees expected to be rendered by the independent registered public accounting firm during that year for pre-approval by the Committee.  Those services must fall within one of the four following categories:

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories.

Audit Committee Report

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  PwC, the Company’s independent registered public accounting firm for 2016, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Management and PwC the audited financial statements for the year ended December 31, 2016, Management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol.  I AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its Management.  Based on the considerations and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2016 be included in the Company’s 2016 Form 10-K.

Audit Committee:

Mark A. Buthman, Chairman
William F. Feehery
Thomas W. Hofmann
Paolo Pucci

ITEMS TO BE VOTED ON

Items to Be Voted On

Proposal 1 — Election of Directors

Our shareholders will be asked to consider ten nominees for election to our Board to serve for a one-year term until the 2018 Annual Meeting of Shareholders, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal.  The names of the ten nominees for director, their current positions and offices, tenure as a West director and their qualifications are set forth below.

All the nominees are current West directors and all non-employee directors have been determined by our Board to be independent. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting.  The Board approved the Committee’s recommendation at its meeting on February 14, 2017.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected.  If any nominee is unable to serve, the Nominating and Corporate Governance Committee will recommend to our Board a replacement nominee.  The Board may then designate the replacement nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

Director Qualifications and Biographies

As a leading manufacturer of pharmaceutical packaging and delivery systems with global operations, we believe that our Board should include a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing us and to fulfill the Board’s and its committees’ responsibilities.  Board members should have high standards of integrity and commitment, exhibit independence of judgment, be willing to ask hard questions of Management and work well with others.

Directors must devote sufficient time to our affairs and be free of conflicts of interest, engage in constructive discussion with each other and Management and demonstrate diligence and faithfulness in attending Board and committee meetings.

The Nominating and Corporate Governance Committee reviews annually with the Board the size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board.  As a result of this process, the Nominating and Corporate Governance Committee has identified the following specific criteria as important for potential director candidates:

•                  senior-level executive leadership at public companies, particularly companies with international operations;

•                  leadership in the healthcare or public health fields;

•                  science or technology backgrounds; and

•                  financial expertise.

The Committee works with Management and the other directors to attract candidates with those and other relevant qualifications.  The Committee strives to achieve a Board that reflects an appropriate balance and diversity of knowledge, experience, skills, expertise, gender and race.

Our Director Nominees

Mark A. Buthman
Age: 56 Director since 2011 Committees: Audit Nominating & Corp. Gov.

Mr. Buthman retired from Kimberly-Clark Corporation in December 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015.  He held positions of increasing responsibility in finance, strategy and operations after joining Kimberly-Clark in 1982. Mr. Buthman is a Board member of IDEX Corporation, Vice Chairman of the Board of Directors of Pavillon, International and a member of the University of Iowa, Tippie College of Business Advisory Board.

Key Skills and Experience:

In addition to his financial and accounting experience while Chief Financial Officer at Kimberly-Clark, a global producer of branded products for the consumer, professional and healthcare markets, Mr. Buthman was responsible for real estate, investor relations, information technology, finance and accounting shared services and global procurement for the corporation.  Throughout his tenure at Kimberly-Clark, he served in a wide range of leadership roles in the areas of analysis, strategy and mergers and acquisitions.

Other public company directorships in the last five years:

IDEX Corporation

William F. Feehery, Ph.D.
Age: 46 Director since 2012 Committees: Audit Nominating & Corp. Gov.

Dr. Feehery has been President of Industrial Biosciences at E. I. du Pont de Nemours and Company since November 2013. He served as Global Business Director, DuPont Photovoltaic Solutions and previously as Global Business Director, Electronics Growth Businesses and as President of DuPont Displays, Inc. since joining DuPont in 2002. Prior to joining DuPont, he was engaged in venture capital and was a management consultant for the Boston Consulting Group.

Key Skills and Experience:

Dr. Feehery brings extensive global public company leadership experience to the Board, having served in leadership roles throughout the DuPont organization, a provider of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.  His experience includes direct responsibility for business operations in over 20 countries and leading a global manufacturing business.  In addition, Dr. Feehery brings considerable technical experience with a Ph.D. in chemical engineering and over ten years of experience in the technology industry.

Public company directorships in the last five years:  None

Eric M. Green
Age: 47 Director since 2015 Committees: None

Mr. Green has been our President and Chief Executive Officer since April 2015 and a member of our Board of Directors since May 2015.  Prior to joining the Company, Mr. Green worked at Sigma-Aldrich Corporation, where he served as Executive Vice President and President of the company’s Research Markets business unit since 2013.

Key Skills and Experience:

Mr. Green has significant public company experience having served as a corporate officer and member of the senior executive team of Sigma-Aldrich prior to joining the Company. Sigma-Aldrich is a leading life science and technology company focused on human health and safety.  Mr. Green has had research and development responsibility and managed a $1.4 billion business unit—the largest at that company.  Prior to that he held key positions of increasing responsibility, including international sales and operations, corporate strategic planning and positions in the UK, Ireland and Canada.  Mr. Green has a chemistry degree and masters of business administration.

Public company directorships in the last five years:  None

Thomas W. Hofmann
Age: 65 Director since 2007 Committees: Audit Compensation Finance

Mr. Hofmann retired from Sunoco, Inc.—an oil refining and marketing company—in 2008, where he was Senior Vice President and CFO from January 2002 to December 2008.  Mr. Hofmann served Sunoco in various other senior Management roles since he joined in 1977.

Key Skills and Experience:

Mr. Hofmann provides substantial financial, corporate governance and Management experience with expertise in all areas of finance—including tax, accounting, auditing, treasury, investor relations and budgeting. He is well-versed in strategic planning, risk-management and capital-market issues.  During a distinguished career with Sunoco, Inc., Mr. Hofmann was involved in a number of unique transactions, including significant acquisitions and divestitures.

Public company directorships in the last five years:

PVR Partners LP (public through September 2014)

Northern Tier Energy GP LLC (through May 2016)

Columbia Pipeline Partners LP (through February 2017)

Paula A. Johnson, M.D., MPH
Age: 57 Director since 2005 Committees: Innovation & Technology

Dr. Johnson has been President of Wellesley College since July 2016. Before joining Wellesley, Dr. Johnson founded and served as the inaugural Executive Director of the Connors Center for Women’s Health and Gender Biology, as well as Chief of the Division of Women’s Health at Brigham and Women’s Hospital. A cardiologist, Dr. Johnson was the Grace A. Young Family Professor of Medicine in the Field of Women’s Health—an endowed professorship named in honor of her mother—at Harvard Medical School. She was also Professor of Epidemiology at the Harvard T.H. Chan School of Public Health.

Key Skills and Experience:

Dr. Johnson brings a wealth of leading healthcare expertise to our Board.  She is a nationally recognized expert in cardiology and women’s and minority healthcare issues. In her role as Executive Director of the Connors Center for Women’s Health and Gender Biology and as Chief of the Division of Women’s Health at Brigham and Women’s Hospital, and a Professor of Medicine at Harvard Medical School and Professor of Epidemiology at the T.H. Chan Harvard School of Public Health, Dr. Johnson has built a novel, interdisciplinary research, education, clinical and policy program in women’s health whose mission is to improve the health of women and to transform their medical care. Dr. Johnson is the recipient of many awards recognizing her contributions to women’s and minority health and is featured as a national leader in medicine by the National Library of Medicine and is a member of the National Academy of Medicine.  She has an extensive background in quality and safety in healthcare and in public health systems.

Public company directorships in the last five years: None

Myla P. Lai-Goldman, M.D.
Age: 59 Director since 2014 Committees: Innovation & Technology Finance

Dr. Lai-Goldman has been Chief Executive Officer and President of GeneCentric Diagnostics, Inc.—a molecular diagnostics company—since June 2011 and serves as director for the company. She is also managing partner of Personalized Science, LLC, a clinical diagnostics consulting company that she founded in 2008. Previously, Dr. Lai-Goldman was Chief Executive Officer and Chief Scientific Officer of CancerGuide Diagnostics, Inc. Before joining CancerGuide Diagnostics, she held various roles—including Executive Vice President, Chief Medical Officer and Chief Scientific Officer—at Laboratory Corporation of America Holdings and its predecessor company, Roche Biomedical Laboratories. Additionally, Dr. Lai-Goldman has been a venture partner at Hatteras Venture Partners since August 2011.

Key Skills and Experience:

Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics.

Public company directorships in the last five years:

Sequenom, Inc.

Douglas A. Michels
Age: 60 Director since 2011 Committees: Compensation Innovation and Technology

Mr. Michels serves as President and Chief Executive Officer of OraSure Technologies, Inc. and a member of the OraSure Board of Directors, positions he has held since June 2004.  In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS.  He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care.

Key Skills and Experience:

Mr. Michels brings considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry having spent 12 years with OraSure Technologies, Inc., 19 years with Johnson & Johnson and seven years with Abbott Laboratories.

Public company directorships in the last five years:

OraSure Technologies, Inc.

Paolo Pucci
Age: 55 Director since 2016 Committees: Audit Compensation

Mr. Pucci is Chief Executive Officer of ArQule, Inc., a biopharmaceutical company engaged in the research and development of targeted therapeutics. Prior to joining ArQule in 2008, Mr. Pucci worked at Bayer A.G., where he served in a number of leadership capacities including Senior Vice President of the Global Specialty Medicine Business Unit and was a member of the Bayer Pharmaceuticals Global Management Committee.

Key Skills and Experience:

Mr. Pucci provides a wealth of knowledge to our Board regarding biopharmaceutical markets and experience as a chief executive officer of a publicly-traded company.  His international background also adds to the diverse knowledge base of our Board.

Public company directorships in the last five years:

ArQule Inc.

NewLink Genetics Inc.

Dyax Inc. (2011-16)

John H. Weiland
Age: 61 Director since 2007 Committees: Compensation Finance

Mr. Weiland has been President and Chief Operating Officer of C. R. Bard, Inc.—a medical-device company—since August 2003. At Bard, he served as Group President from April 1997 to August 2003 and Group Vice President from March 1996 to April 1997. Mr. Weiland was elected to the Bard Board of Directors in April 2005 and became Vice Chairman of the Board in 2016. He received the prestigious Horatio Alger Award in 2012 and serves as a director of the Horatio Alger Association.

Key Skills and Experience:

Mr. Weiland has considerable expertise with over 30 years in the healthcare industry. He brings executive leadership in medical-device company operations and significant international business expertise to the Board.  As President and Chief Operating Officer at C.R. Bard, Inc., Mr. Weiland has responsibility for all of its business operations.

Public company directorships in the last five years:

C. R. Bard, Inc.

Patrick J. Zenner
Age: 70 Director since 2002 Chairman since 2015 Committees: Nominating & Corp. Gov.

Mr. Zenner was elected Chairman of the Board effective July 1, 2015.  He retired from Hoffmann-La Roche Inc., North America—the prescription drug unit of the Roche Group, a leading research-based healthcare enterprise—in 2001, where he served as President and Chief Executive Officer from 1993 to 2001.  He served as Interim Chief Executive Officer of CuraGen Corporation from May 2005 through March 2006.  Since then, Mr. Zenner was a director and Chairman of the Board of Exact Sciences Corporation until July 2010, and served as its Interim CEO from July 2007 to March 2008. Currently, Mr. Zenner serves as Chairman of the Board and a director of ArQule, Inc.

Key Skills and Experience:

Mr. Zenner provides more than 40 years of experience and expertise in the pharmaceutical industry to the Board. Since retiring from Hoffmann-La Roche, Mr. Zenner has devoted his considerable industry expertise and corporate governance knowledge to small and early-stage pharmaceutical and technology companies in various capacities, including board member, chairman and interim CEO.

Public company directorships in the last five years:

ArQule, Inc.

Par Pharmaceuticals (2009 – 2012)

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation

At our 2016 Annual Meeting, our advisory vote on executive pay passed by a vote of 99.0%.  The Board of Directors and its Compensation Committee believed this to be a confirmation that our executive pay accurately and appropriately rewards performance.

As described more fully in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals.  The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee.  However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.    We encourage shareholders to review the Compensation Discussion and Analysis, beginning on page 23, for details regarding our executive compensation program.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2017 Annual Meeting:

“RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the Company’s Named Executive Officer Compensation, as stated in the above resolution.

Proposal 3 — Advisory Vote on the Frequency of the Executive Compensation Vote

Our shareholders are permitted by Federal law to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers (as described in Proposal 2).  By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two or three years.

The frequency of the executive compensation vote is advisory only and is non-binding, however, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.

After careful consideration of this Proposal, our Board has determined that an annual advisory shareholder vote on executive compensation is the most appropriate for us, and, therefore, our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In making its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in this Proxy Statement on the most frequent basis.  Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by the shareholders.  However, because this vote is advisory only and not binding on the Board or us, the Board may decide that it is in the best interests of our shareholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors unanimously recommends that an advisory vote on executive compensation be held on an annual basis.

Proposal 4 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the 2017 Year

The Audit Committee has appointed PwC as our independent registered public accounting firm for 2017.  Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance.  If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC.  Representatives of PwC will be present at the 2017 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2017 year.

OTHER INFORMATION

Other Information

Stock Ownership

Based on a review of filings with the Securities and Exchange Commission, we have determined that the persons listed below hold more than 5% of the outstanding shares of our common stock as of March 7, 2017.  Unless otherwise stated, each holder has sole voting and dispositive power over the shares listed.

Name and Address of Beneficial Owner	Shares		Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	9,808,189	(1)	13.4%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	6,048,328	(2)	8.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,418,519		7.4%
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	3,990,299	(3)	5.4%
Franklin Advisory Services, LLC One Parker Plaza, Ninth Floor Fort Lee, NJ 07024	3,949,044		5.4%

(1)    Includes sole voting power over 2,303,862 shares and sole dispositive power over 9,808,189 shares.

(2)    Includes sole voting power over 42,120 shares, shared dispositive power over 47,042 shares and sole dispositive power over 6,001,286 shares.

(3)    Includes shared dispositive power with respect to 3,990,299 shares and shared voting power with respect to 3,978,825.

The following table shows the number of shares of our common stock beneficially owned as of March 7, 2017, by each of our directors, each NEO and all current directors and executive officers as a group.  For executive officers, in addition to shares owned directly, the number of shares includes: (a) vested shares held in employee participant accounts under our 401(k) plan, Employee Deferred Compensation Plan and Employee Stock Purchase Plan; and, (b) time-vested restricted stock held in various incentive plan accounts, unless receipt of those shares has been deferred.  For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Director Deferred Compensation Plan.

Name	Common Stock	Options Exercisable Within 60 Days	Percent of Class
Mark A. Buthman	21,987	—	*
Annette F. Favorite	8,095	11,531	*
William J. Federici	229,406	444,301	*
William F. Feehery	17,072	—	*
Karen A. Flynn	19,030	109,325	*
Eric M. Green	59,755	102,088	*
Thomas W. Hofmann	34,676	—	*
Paula A. Johnson	36,101	—	*
Myla P. Lai-Goldman	7,820	—	*
Douglas A. Michels	21,987	—	*
George L. Miller	12,513	20,262	*
Paolo Pucci	1,279	—	*
John H. Weiland	41,651	—	*
Patrick J. Zenner	63,611	—	*
All directors and executive officers as a group (17 persons)	616,515	780,707	1.9%

* Less than one percent of outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

During the last fiscal year, due to administrative processing and delays with the Company, the following directors filed late Form 4s —Mr. Buthman, Dr. Lai-Goldman, Mr. Michels and Mr. Weiland.  No officers filed late Form 4s during 2016.

2016 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2016 are included in our Annual Report on Form 10-K, which we will make available to shareholders at the same time as this Proxy Statement.  Our Annual Report and this Proxy Statement are posted on our website at http://investor.westpharma.com/phoenix.zhtml?c=118197&p=irol-reportsannual and are available from the SEC at its website at www.sec.gov.  If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

2018 Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2018 Annual Meeting, the proposal must be received by us at our principal executive offices by November 22, 2017 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing: West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341; or by telephone: (610) 594-3319.

Our Bylaws contain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.  Nominations for director nominees or an item of business to be conducted must be submitted in writing to the Corporate Secretary of the Company at our executive offices and should be mailed by certified mail, return receipt requested.  We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2018 Annual Meeting not less than 90 days prior to the anniversary date of this year’s Annual Meeting.  If, however, we fail to disclose the date of next year’s meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event, later than four days before the meeting date).

The nomination must contain information about the nominees as specified in our Bylaws.  The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

Except as otherwise required by law, the Chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws.  You may obtain a copy of our Bylaws by contacting our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Other Matters

Management is not aware of any other matters that will be presented at the 2017 Annual Meeting, and our Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us before February 3, 2017.  However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. WEST PHARMACEUTICAL SERVICES, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E23657-P86201 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WEST PHARMACEUTICAL SERVICES, INC. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors; Nominees: 01) Mark A. Buthman06) Myla P. Lai-Goldman 02) William F. Feehery07) Douglas A. Michels 03) Eric M. Green 08) Paolo Pucci 04) Thomas W. Hofmann09) John H. Weiland 05) Paula A. Johnson 10) Patrick J. Zenner The Board of Directors recommends you vote FOR proposals 2 and 4 and recommends that an advisory vote on executive compensation be held on an annual basis. For Against Abstain For Against Abstain ! 2 Years ! 3 Years ! Abstain ! ! ! 2. Advisory vote to approve named executive officer compensation; and 1 Year 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2017 year. ! ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 3. Advisory vote on the frequency of the executive compensation vote; and Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E23658-P86201 WEST PHARMACEUTICAL SERVICES, INC. 530 Herman O. West Drive Exton, Pennsylvania 19341 This proxy is solicited by the Board of Directors The undersigned hereby appoints George L. Miller and Ryan M. Metz as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 7, 2017, at the Annual Meeting of Shareholders to be held on May 2, 2017 or any postponement or adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 4 and FOR an annual advisory vote on executive compensation. Continued and to be signed on reverse side V.1.1